UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Forest City Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOREST CITY ENTERPRISES, INC.

Notice of Annual Meeting of Shareholders

To Be Held June 13, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Wednesday, June 13, 2012 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:

(1)	The election of twelve (12) directors, nominated by the Board of Directors, each to hold office until the next annual shareholders’ meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and eight (8) by holders of Class B Common Stock.

(2)	The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.

(3)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2013.

(4)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 16, 2012 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.

BY THE ORDER OF THE BOARD OF DIRECTORS

Geralyn M. Presti, Secretary

Cleveland, Ohio

April 30, 2012

IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2012

The Proxy Statement, Annual Report on Form 10-K, Summary Annual Report and Supplemental Package are available on the Investor Relations page at www.forestcity.net.

i

Forest City Enterprises, Inc.

50 Public Square

Cleveland, Ohio 44113

www.forestcity.net

April 30, 2012

Proxy Statement

Solicitation of Proxies

The enclosed proxy or proxies relating to shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”) and Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”) (collectively, “Common Stock”) are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (“Forest City,” “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Wednesday, June 13, 2012 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 (the “Annual Meeting”). This proxy statement and related form of proxy are being first sent to shareholders on or about April 30, 2012.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these proxy materials?

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Forest City for use at the Annual Meeting, and any adjournments or postponements thereof. You are receiving these proxy materials because you owned Common Stock at the close of business on April 16, 2012 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why do the proxy materials contain information regarding the internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company will provide access to our proxy materials over the internet. Proxy materials for the Company’s Annual Meeting, including this proxy statement and the 2011 Annual Report and Supplemental Package, are available over the internet by accessing the Investor Relations page at www.forestcity.net. In addition, if you prefer to receive the proxy materials in an electronic format in lieu of paper copies, you may do so by following the instructions contained in the enclosed proxy card.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. In addition to solicitation by mail, we may make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone, email or facsimile or in person, and will not receive any special compensation for taking such actions.

How many shares of Common Stock are entitled to vote at the Annual Meeting?

As of the Record Date, there were outstanding 150,088,573 of our shares of Class A Common Stock, and 20,911,371 shares of Class B Common Stock entitled to vote at the Annual Meeting.

What constitutes a quorum?

In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present.

What voting rights do I have as a shareholder?

At the Annual Meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) Class A directors and will be entitled to one vote per share for this purpose. Arthur F. Anton, Scott S. Cowen, Michael P. Esposito, Jr. and Stan Ross have been nominated for election to serve as these directors. At the Annual Meeting, the holders of Class B Common Stock will be entitled as a class to elect eight (8) Class B directors and will be entitled to one vote per share for this purpose. Deborah L. Harmon, David J. LaRue, Brian J. Ratner, Bruce C. Ratner, Charles A. Ratner, Deborah Ratner Salzberg, Ronald A. Ratner and Louis Stokes have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the Annual Meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the Record Date.

If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the Annual Meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire.

How do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

•	Mail: sign, date and mail in your proxy card using the accompanying envelope;

•	Telephone: submit a proxy by calling 1-800-690-6903; or

•	Internet: connect to the website at www.proxyvote.com.

Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement. The internet and telephone services authenticate shareholders by use of a control number. Please be advised that if you choose to vote via the internet or the telephone, you do not need to return the proxy card.

Proxies submitted via the telephone or internet must be received by 11:59 p.m. Eastern Time on June 12, 2012. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or internet, you must have the enclosed proxy card available and follow the instructions on the proxy card.

If you are a shareholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the advisory vote on executive compensation and “FOR” the ratification of PricewaterhouseCoopers, LLP. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

Can I revoke or change my vote after I submit a proxy?

Yes. In the event you deliver a duly executed proxy and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You may revoke your proxy in any of the following five ways:

•	Connect to the website at www.proxyvote.com by 11:59 p.m. on June 12, 2012;

•	Call 1-800-690-6903 by 11:59 p.m. on June 12, 2012;

•	Deliver a duly executed proxy bearing a later date;

•	Deliver a written revocation to the Secretary; or

•	Vote in person at the Annual Meeting.

You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What vote is required to approve each of the proposals?

•

Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes effectively count as votes “against” the election of a director as each abstention or broker non-vote would be one less vote in favor of a director. In addition, brokers may not exercise their discretion to vote uninstructed shares for the election of directors. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on the election of directors.

•

Advisory Vote on Executive Compensation (Proposal 2). The executive compensation advisory vote will be decided by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against this proposal as each abstention would be one less vote in favor of this proposal. Broker non-votes will have no effect on the outcome of this proposal. In addition, brokers may not exercise their discretion to vote uninstructed shares for this proposal. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on Proposal 2.

•

Auditor Ratification (Proposal 3). Ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against this proposal as each abstention would be one less vote in favor of this proposal.

Can shareholders make proposals for the 2012 Annual Meeting?

From time to time, shareholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received proposals no later than December 29, 2011. To date, the Company has not received any shareholder proposals for the 2012 Annual Meeting. See “Shareholder Proposals for 2013 Annual Meeting” for a detailed discussion of the deadlines for shareholder proposals for next year’s Annual Meeting of Shareholders.

Election of Directors

It is intended that proxies will be voted for the election of the nominees named below as our directors unless authority is withheld. All elected directors will serve until the next annual shareholders’ meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors.

The number of members of our Board of Directors is presently set at fifteen (15). On January 31, 2012, the Board determined that the authorized size of the Board would be reduced from fifteen (15) members to thirteen (13) members, effective with the Annual Meeting, and that James A. Ratner and Joan K. Shafran would not be re-nominated for election to the Board at the Annual Meeting. Although the other twelve incumbent directors were re-nominated, one Class B director vacancy on our Board will remain following the Annual Meeting. The Corporate Governance and Nominating Committee is searching for an independent and qualified candidate to fill the vacancy. Given the importance of finding a candidate that meets the Company’s standards and qualifications of membership on the Board and the time required to identify such a candidate, the Corporate Governance and Nominating Committee has not identified a qualified director nominee to fill the vacancy at this time. Because the number of director nominees is fewer than the number of directors fixed in accordance with our Code of Regulations, as amended, the proxies cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

At February 29, 2012, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”), owned 8.8% of the Class A Common Stock and 89% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 88.5% of the Class B Common Stock outstanding as of the Record Date (April 16, 2012), is a limited partnership, comprised of the Family Interests, with seven individual general partner positions, currently consisting of: Samuel H. Miller, Co-Chairman Emeritus; Charles A. Ratner, Chairman of the Board of Directors; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, president of Forest City Washington, Inc., one of our subsidiaries, and our Director; Joan K. Shafran, our current Director; and Abraham Miller. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner, our Co-Chairman Emeritus, is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner and Joan K. Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.

Under the partnership agreement of RMSLP, the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.

The following table sets forth the shares of Class B Common Stock held by RMSLP at February 29, 2012, which under the partnership agreement are voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

Family Branch	Name of General Partners	Shares of Class B Common Stock Held through RMSLP	Percent of RMSLP’s Holdings of Class B Common Stock

Max Ratner	Charles A. Ratner	9,009,467	48.7%
	Ronald A. Ratner

Albert Ratner	Brian J. Ratner	4,928,658	26.6%
	Deborah Ratner Salzberg

Samuel H. Miller	Samuel H. Miller	998,206	5.4%

Nathan Shafran	Joan K. Shafran	2,480,808	13.4%

Ruth Miller	Abraham Miller	1,089,954	5.9%

Total		18,507,093	100.0%

Set forth below are each nominee’s name, age, year first elected as a director, principal occupation, professional history and public company directorships held currently and during the past five years, and information about the experience, qualifications, attributes or skills that led to the conclusion that such person should serve as our director.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS

Arthur F. Anton

Mr. Anton, 54, has been a Forest City director since 2010. He serves on the Audit and Compensation Committees of the Board.

Principal Occupation and Business Experience

Since 2003, Mr. Anton has been the chief executive officer of Swagelok, a privately-held domestic and international developer and provider of fluid system solutions with annual revenues of approximately $1.3 billion. Prior to his current position, Mr. Anton served Swagelok as the president and chief operating officer from 2001 to 2003, executive vice president from 2000 to 2001, and chief financial officer from 1998 to 2000. Prior to joining Swagelok, Mr. Anton was a partner at the accounting and consulting firm of Ernst & Young, where he consulted with companies in the manufacturing, energy, service and other industries. He is a board member of two additional publicly-traded companies, including Olympic Steel Inc., a metal service center, since 2009, and The Sherwin-Williams Company, a paint and building material manufacturing and distribution company, since 2006. He is also a board member of University Hospitals of Cleveland and Western Reserve Partners LLC.

Key Experience, Attributes and Skills

Mr. Anton’s leadership experience, both as a chief executive and chief financial officer, and his deep understanding of corporate strategy and impressive financial acumen, make him a tremendous asset for Forest City and our Board of Directors. Through his service on other public company boards, Mr. Anton is able to provide guidance on best practices, risk management and corporate governance strategies.

Scott S. Cowen

Dr. Cowen, 65, has been a Forest City director since 1989. He chairs the Compensation Committee, serves on the Corporate Governance and Nominating Committee, and is the Lead Director for the executive sessions of independent directors.

Principal Occupation and Business Experience

Dr. Cowen has been the president of and professor at Tulane University since July 1998. Leading Tulane University, as well as the City of New Orleans, through the aftermath of Hurricane Katrina, he also developed unique and exceptional skills in crisis management. In recognition of his leadership skills, he received the Carnegie Award for Academic Leadership and was named one of the “Ten Best College Presidents” in America by Time magazine in 2009. Prior to 1998, Dr. Cowen was dean at the Weatherhead School of Management at Case Western Reserve University, where he was also a professor for 23 years. Dr. Cowen is a board member of two additional publicly-traded companies, including Newell Rubbermaid, Inc., a consumer products corporation, since

1999 and American Greetings Corporation, a greeting card company, since 1989. In 2010, President Barack Obama appointed him to the White House Council for Community Solutions, which advises the president on the best ways to mobilize citizens, nonprofits, businesses and government to address community needs.

Key Experience, Attributes and Skills

An award-winning educator and leader, Cowen has consulted for dozens of companies, from start-ups to the Fortune 100. His impressive background and service on the boards of public companies has given him expertise in strategic planning, financial management, external reporting, organizational behavior, crisis management and corporate governance. Having served on our Board of Directors for over 22 years, Dr. Cowen has developed an in-depth knowledge of the real-estate industry in general and Forest City in particular.

Michael P. Esposito, Jr.

Mr. Esposito, 72, has been a Forest City director since 1995. He chairs the Audit Committee and serves on the Compensation, Corporate Governance and Nominating and Executive Committees.

Principal Occupation and Business Experience

Mr. Esposito has been the non-executive chairman of Syncora Holdings Ltd., a publicly-traded guarantee insurance company, since 2006, and non-executive chairman of Primus Guaranty Ltd., a publicly-traded seller of credit protection, since 2002. In 1995, Mr. Esposito retired from The Chase Manhattan Bank, N.A. as the executive vice president, chief control, compliance and administrative officer after serving 34 years with the company in various positions, including principal accounting officer, corporate controller and chief financial officer. In 2007, he retired as the non-executive chairman of XL Capital Ltd., an insurance company. Mr. Esposito’s prior experience also included leadership positions within the Bank Administration Institute, American Bankers Association, Conference Board, and the advisory council to the Financial Accounting Standards Board.

Key Experience, Attributes and Skills

Mr. Esposito brings significant financial experience and expertise to our Board of Directors, including service with other publicly-traded companies. He provides insight on best practices in areas such as risk management, corporate governance, capital and debt management. Having served on our Board of Directors for 16 years, Mr. Esposito has developed an in-depth knowledge of the real estate industry in general and Forest City in particular.

Stan Ross

Mr. Ross, 76, has been a Forest City director since 1999 and serves on the Audit and Compensation Committees.

Principal Occupation and Business Experience

Ross, a certified public accountant, holds multiple positions at the University of Southern California, including chairman of the board of the Lusk Center for Real Estate and distinguished fellow of the School of Policy, Planning & Development. He is the retired vice chairman of real estate industry services for Ernst & Young, where he was a member of the firm’s management committee. Mr. Ross is a life trustee and governor of the Urban Land Institute. He was also a member of the auditing standards board of the American Institute of Certified Public Accountants. Mr. Ross serves as senior advisor to The Irvine Company, a diversified private real estate company, and on the board of the American Jewish University.

Key Experience, Attributes and Skills

Mr. Ross brings substantial financial expertise to Forest City’s Board of Directors. As a nationally recognized real estate expert, he provides thoughtful and far-reaching insight into current trends, practices and challenges facing the industry. Mr. Ross’ expertise in strategic planning for real estate companies has been invaluable to our Board of Directors throughout his tenure, particularly during the recent economic downturn.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS

Deborah L. Harmon

Ms. Harmon, 52, has been a Forest City director since 2008 and serves on the Compensation Committee.

Principal Occupation and Business Experience

Ms. Harmon has been co-founder and chief executive officer of Artemis Real Estate Partners, LLC, a real estate investment firm that manages institutional, third-party capital, since September 2009. Ms. Harmon served as president of Harmon & Co., a strategic and financial advisory services company, during 2007 and 2008. From 2001 through 2007, she was president and chief investment officer of the J.E. Robert Companies, Inc., a fully integrated real estate investment firm. Prior to joining the J.E. Roberts Companies, Ms. Harmon was a managing director at Bankers Trust Company working in both the corporate finance and real estate groups. From 1997 through March 2001, she was a member of the board of directors of Avis Group Holdings, Inc., chairing the special committee of independent directors. In June 2009, Ms. Harmon was appointed by President Barack Obama to serve as a commissioner for the White House Fellows program.

Key Experience, Attributes and Skills

With more than 20 years in the management of real estate investment funds, Ms. Harmon has an extensive knowledge of the real estate financial markets and industry. She has expertise in capital markets, valuation and human resources. She provides insight into the capital markets in which the Company operates, as well as the competitive environment in which we must raise capital.

David J. LaRue

Mr. LaRue, 50, has been a Forest City director since June 2011.

Principal Occupation and Business Experience

Mr. LaRue has been our President and Chief Executive Officer since June 2011. He is also an officer of various subsidiaries of the Company. Prior to becoming President and Chief Executive Officer, Mr. LaRue served as executive vice president and chief operating officer from March 2010 through June 2011. Mr. LaRue served as president and chief operating officer of Forest City Commercial Group, Inc., our largest strategic business unit, from 2003 to March 2010, and as executive vice president of Forest City Rental Properties, Inc. from 1997 through 2003. Prior to joining Forest City in 1986, Mr. LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. Mr. LaRue has been a board member of CubeSmart (formerly known as U-Store-It Trust), a publicly-traded real estate investment trust focused on self-storage facilities, since 2004, and is a member of CubeSmart’s governance committee. He is also a trustee of the International Council of Shopping Centers; a trustee, member of the executive committee and board president of the Friends of the Cleveland School of the Arts; a trustee and member of the finance committee of the Lawrence School; and a member of the board of trustees of the Greater Cleveland Sports Commission.

Key Experience, Attributes and Skills

As an employee of the Company since 1986, Mr. LaRue brings vast experience in virtually every aspect of our business, along with broad strategic, operational and financial acumen to the Board of Directors.

Brian J. Ratner

Mr. Ratner, 54, has been a Forest City director since 1993.

Principal Occupation and Business Experience

Mr. Ratner has been our Executive Vice President since 2001 and is an officer and/or director of various subsidiaries of the Company. He also serves as president of Forest City Texas, Inc. and leads our operations in Dallas, a core market for the Company. Mr. Ratner is active with numerous community, charitable, educational and professional organizations, including the International Council of Shopping Centers, the Rock and Roll Hall of Fame and Museum, and Case Western Reserve University.

Key Experience, Attributes and Skills

As a member of one of the founding families and a large shareholder with over 20 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, he is a former practicing attorney and his legal experience and acumen provide critical thinking and analysis to the Board.

Bruce C. Ratner

Mr. Ratner, 67, has been a Forest City director since 2007.

Principal Occupation and Business Experience

Mr. Ratner has been our Executive Vice President since November 2006 and is chairman and chief executive officer of Forest City Ratner Companies, the New York City subsidiary of Forest City. Mr. Ratner is also an officer and/or director of various other subsidiaries of Forest City. Prior to joining Forest City, Mr. Ratner served as New York City’s commissioner of consumer affairs during the administration of Mayor Ed Koch. Earlier in his career, he was director of the Model Cities Program and head of New York City’s Consumer Protection Division during the administration of Mayor John Lindsay. He also served for four years as a faculty member at the New York University Law School. Mr. Ratner is a board member of the Museum of Jewish Heritage – A Living Memorial to the Holocaust, the Memorial Sloan-Kettering Cancer Center and the Weill Cornell Medical College.

Key Experience, Attributes and Skills

As a member of one of the founding families and a large shareholder with over 20 years experience leading the Company’s operations in the New York metropolitan area, one of the Company’s most important core markets, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Charles A. Ratner

Mr. Ratner, 70, has been a Forest City director since 1972.

Principal Occupation and Business Experience

Mr. Ratner has been the Chairman of our Board of Directors since June 10, 2011. Previously, Mr. Ratner served as president and chief executive officer of the Company from 1995 through June 2011, and served as president and chief operating officer from 1993 to 1995. He is also an officer and/or director of various subsidiaries of Forest City. Mr. Ratner is currently a board member of two additional publicly-traded companies, including American Greetings Corporation, a greeting card company, since 2000, and RPM, Inc., a specialty coatings and sealants company, since 2005. He is active with numerous community, charitable and professional organizations, including United Way, the Greater Cleveland Partnership, the Musical Arts Association, the Jewish Community Federation of Cleveland, the Cleveland Foundation and University Hospitals of Cleveland.

Key Experience, Attributes and Skills

As a member of one of the founding families and a large shareholder with over 40 years experience at Forest City, Mr. Ratner brings a wealth of leadership experience and knowledge of the Company and the real estate industry to the Board of Directors.

Deborah Ratner Salzberg

Ms. Ratner Salzberg, 59, has been a Forest City director since 1995.

Principal Occupation and Business Experience

Ms. Ratner Salzberg has been president of Forest City Washington, Inc., a subsidiary of the Company since 2002, and leads our operations in the Washington D.C., metropolitan area, one of the Company’s core markets. She is also an officer and/or director of various subsidiaries of Forest City. Ms. Ratner Salzberg is active with numerous District of Columbia community, charitable and professional organizations, including the Jewish Federation of Greater Washington, the District of Columbia Building Industry Association and the Meyer Foundation, National Building Museum. She also serves on the boards of Kenyon College and George Washington University.

Key Experience, Attributes and Skills

As a member of one of the founding families and a large shareholder with more than 20 years experience at Forest City, Ms. Ratner Salzberg brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, her legal education provides critical thinking and analysis to the Board of Directors.

Ronald A. Ratner

Mr. Ratner, 65, has been a Forest City director since 1985.

Principal Occupation and Business Experience

Mr. Ratner has been our Executive Vice President since March 1988 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, educational, charitable and professional organizations, including the Urban Land Institute, The Ohio State University, Brandeis University, and the United States Holocaust Memorial Museum Council, the National Multi Housing Council, the International Advisory Board of the Harvard Real Estate Initiative, and Harvard Design Magazine’s Practitioners’ Advisory Board.

Key Experience, Attributes and Skills

As a member of one of the founding families and a large shareholder with over 35 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Louis Stokes

Former U.S. Congressman Stokes, 87, has been a Forest City director since 1999. He chairs the Corporate Governance and Nominating Committee and serves on the Compensation Committee.

Principal Occupation and Business Experience

Mr. Stokes has been an attorney with Squire Sanders since 1999 and currently serves as senior counsel. In 1968 he became the first African American member of Congress from Ohio and was a tireless advocate for the people of the state and for the broader civil rights movement. During his 30-year tenure in Congress, he chaired several important committees, including the Ethics Committee and the House Appropriations Subcommittee on Veteran Affairs, Housing and Urban Development and Independent Agencies. Mr. Stokes is a distinguished visiting professor at The Mandel School of Applied Social Sciences at Case Western Reserve University in Cleveland, Ohio. Through the years, Mr. Stokes has received numerous awards and honors that recognize his national leadership and strong commitment to public service. Most recently, his strong commitment to diversity and inclusion was honored by the American Bar Association Commission on Racial and Ethnic Diversity with the 2011 Spirit of Excellence Award for his dedication to expanding opportunity in the legal profession to all minorities.

Key Experience, Attributes and Skills

As a former member of Congress with legal expertise and experience in legislative counseling, Mr. Stokes provides the Board of Directors with a unique perspective on public-private partnerships and the issues affecting the states, cities and communities where we do business.

Voting

The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors. We have been advised that the shares owned by RMSLP and otherwise owned by the Families Interests will be voted for the election of the directors nominated. If such shares are so voted then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

CO-CHAIRMEN EMERITI

The following individuals are not being nominated for election to the Board of Directors. Instead, the Board of Directors has appointed the following individuals as co-chairmen emeriti effective on June 10, 2011. In such capacity, the following individuals serve the Board in an advisory role and are invited to attend Board meetings, but do not have Board voting rights and do not receive a retainer or meeting fees.

Samuel H. Miller

Mr. Miller, 90, has been our Co-Chairman Emeritus since June 10, 2011. Mr. Miller was a Forest City director from 1960 through June 10, 2011. He was a co-chairman of our Board from June 1995 through June 10, 2011 and our treasurer from 1992 through June 10, 2011. He previously served as chairman of the board from June 1993 to June 1995 and vice chairman and chief operating officer prior to June 1993. Mr. Miller is active with numerous community, educational, charitable and professional organizations, including the Cleveland Clinic Foundation, Cleveland State University, John Carroll University, Notre Dame College, Catholic Diocese of Cleveland Foundation, Baldwin Wallace College, and serves as the Co-Chairman of Medical Mutual of Ohio.

A large shareholder with significant experience in the real-estate industry and over 60 years experience at Forest City, Mr. Miller provides us with leadership, experience, knowledge and vision.

Albert B. Ratner

Mr. Ratner, 84, has been our Co-Chairman Emeritus since June 10, 2011. Mr. Ratner was a Forest City director from 1960 through June 10, 2011. He was a co-chairman of our Board from June 1995 through June 10, 2011. He previously served as chief executive officer from 1975 to June 1995, vice chairman from June 1993 to June 1995, and president prior to June 1993. Mr. Ratner is active with numerous community, charitable and professional organizations.

As a member of one of our founding families with significant experience in the real-estate industry and over 60 years of experience at Forest City, Mr. Ratner provides us with leadership, experience, knowledge and vision.

The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of February 29, 2012 of each current director, nominee, and the other Named Executive Officer (as named in the Summary Compensation Table), as well as all directors and executive officers as a group.

	Number of Shares of Common Stock Beneficially Owned
Name	Class A Common Stock(a)(c)		Percent of Class(a)	Class A Assuming Conversion of Class B by the Beneficial Owner(b)(c)		Percent of Class(b)	Class B Common Stock		Percent of Class

Arthur F. Anton	11,342	(1)	0.01%	11,342		0.01%	-		-

Scott S. Cowen	86,627	(2)	0.06%	86,627		0.06%	-		-

Michael P. Esposito, Jr.	185,649	(3)	0.12%	185,649		0.12%	-		-

Stan Ross	106,697	(4)	0.07%	106,697		0.07%	-		-

Deborah L. Harmon	26,955	(5)	0.02%	26,955		0.02%	-		-

David J. LaRue	440,449	(6)	0.29%	441,884		0.29%	1,435		0.01%

Brian J. Ratner	1,400,549	(7)	0.93%	19,907,642	(7)(8)	11.80%	18,507,093	(8)	88.47%

Bruce C. Ratner	1,448,112	(9)	0.96%	1,448,112		0.96%	-		-

Charles A. Ratner	2,562,725	(10)	1.70%	21,073,868	(10)(11)	12.48%	18,511,143	(11)	88.49%

Deborah Ratner Salzberg	1,317,522	(12)	0.88%	19,824,615	(12)(13)	11.75%	18,507,093	(13)	88.47%

James A. Ratner	3,740,808	(14)	2.49%	3,740,808	(14)(15)	2.49%	-	(15)	-

Ronald A. Ratner	2,717,869	(16)	1.81%	21,229,012	(16)(17)	12.58%	18,511,143	(17)	88.49%

Joan K. Shafran	235,962	(18)	0.16%	18,756,555	(18)(19)	11.12%	18,520,593	(19)	88.53%

Louis Stokes	89,540	(20)	0.06%	89,540		0.06%	-		-

OTHER NAMED EXECUTIVE OFFICER

Robert G. O'Brien (d)	493,871	(21)	0.33%	493,871		0.33%	-		-

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (19 in number)	10,996,540	(22)	7.19%	29,525,589	(22)(23)	17.23%	18,529,049	(23)	88.58%

(1)	Includes 4,508 shares of restricted stock and 2,834 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(2)	Includes 8,999 shares of restricted stock and 64,966 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(3)	Includes 73,117 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(4)	Includes 6,748 shares of restricted stock and 72,363 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(5)	Includes 6,177 shares of restricted stock and 17,773 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(6)	David J. LaRue has beneficial ownership of 46,316 shares of Class A Common Stock held in a trust for which he has sole power of voting and disposition. Includes 169,221 shares of restricted stock and 137,552 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(7)	Brian J. Ratner has beneficial ownership of 1,276,795 shares of Class A Common Stock held in trusts and foundations: 1,272,445 shares for which he is trustee and has shared power of voting and disposition and 4,350 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 33,800 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 19,657 shares of restricted stock and 70,297 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(8)	Brian J. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 1,226,206 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.

(9)	On February 29, 2012, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,646,755 Class A Common Units (“Units”) in Forest City Master Associates III, LLC that were obtained in a transaction designed to increase Forest City’s ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for a more detailed description of the transaction. The Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock. Bruce C. Ratner claims beneficial ownership in 982,452 Units held by him and 428,160 Units held in a trust for which he is trustee. Bruce C. Ratner disclaims beneficial ownership in 2,017,518 Units held in trusts in which he is not trustee and 218,625 Units held directly by others. Bruce C. Ratner claims beneficial ownership of 15,000 shares of Class A Common Stock held in a custodial account.
(10)	Charles A. Ratner has beneficial ownership of 2,001,039 shares of Class A Common Stock held in trusts and foundations: 1,977,844 shares for which he is trustee and has shared power of voting and disposition and 23,195 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 355,782 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 10,677 shares of restricted stock and 195,227 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(11)	Includes 4,050 shares of Class B Common Stock held in a trust for which Charles A. Ratner is trust advisor and has shared power of voting and disposition. Mr. Ratner’s beneficial ownership of the remaining 18,507,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 247,812 shares of Class B Common Stock held in trusts for which he is trustee, of which these shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.
(12)	Deborah Ratner Salzberg has beneficial ownership of 1,186,691 shares of Class A Common Stock held in trusts and foundations: 504,532 shares for which she is trustee and has shared power of voting and disposition and 682,159 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 41,152 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Includes 19,880 shares of restricted stock and 69,799 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(13)	Deborah Ratner Salzberg’s beneficial ownership of these shares of Class B Common Stock reflects her status as a general partner of RMSLP. Does not reflect the following shares of which Ms. Ratner Salzberg disclaims beneficial ownership: 1,598,655 shares of Class B Common Stock held in trusts for which she is trustee, of which these shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.
(14)	James A. Ratner has beneficial ownership of 3,542,824 shares of Class A Common Stock held in trusts: 3,529,492 shares for which he is trustee and has shared power of voting and disposition and 13,332 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 56,858 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 9,610 shares of restricted stock and 131,516 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(15)	Does not reflect the following shares of which James A. Ratner disclaims beneficial ownership: 3,996,601 shares of Class B Common Stock held in trusts for which he is trustee and 1,115,754 shares held in trusts for which he is trust advisor, of which 3,908,305 shares are held in the Max Ratner Family Branch of RMSLP and 1,204,050 shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 3-4.
(16)	Ronald A. Ratner has beneficial ownership of 2,548,335 shares of Class A Common Stock held in trusts: 1,627,492 shares for which he is trustee and has shared power of voting and disposition and 920,843 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 28,408 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 9,610 shares of restricted stock and 131,516 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(17)	Includes 4,050 shares of Class B Common Stock held in a trust for which Ronald A. Ratner is a trustee and has shared power of voting and disposition. Mr. Ratner’s beneficial ownership of the remaining 18,507,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 3-4.
(18)	Includes 71,824 shares of Class A Common Stock held in partnerships in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran has beneficial ownership of 80,521 shares of Class A Common Stock held in trusts and a foundation: 16,388 shares for which she is trustee and has shared power of voting and disposition and 64,133 shares for which she has sole power of voting and disposition.
(19)	Includes 13,500 shares of Class B Common Stock held in a partnership in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran’s beneficial ownership of the remaining 18,507,093 shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on pages 3-4.
(20)	Includes 8,999 shares of restricted stock and 64,966 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(21)	Robert G. O’Brien has beneficial ownership of 147,334 shares of Class A Common Stock held in trusts: 118,721 shares for which he is trustee and has sole power of voting and disposition and 28,613 shares for which he is trust advisor and has shared power of voting and disposition. Includes 170,107 shares of restricted stock and 148,852 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter.
(22)	These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 508,245 shares of restricted stock, 1,333,855 shares that were issuable upon the exercise of stock options vested at February 29, 2012 or that will vest within 60 days thereafter, and 1,410,612 Class A Common Units (see note 9 above).
(23)	These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 18,507,093 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.
(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.
(b)	Reflects potential conversion of all Class B Common Stock held by the person listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.
(c)	This column includes Class A stock options, if any, that were exercisable on February 29, 2012 or that will be exercisable within 60 days after such date.
(d)	Officer and/or director of various subsidiaries.

Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Limited, Joseph Shafran, and Bruce C. Ratner. Pursuant to the terms of the agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director. Additionally, RMSLP, Powell Partners Limited and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at each meeting of our shareholders. If such shares are voted in accordance with the Voting Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner’s death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for further discussion about Forest City Master Associates III, LLC.

Director Compensation

Our director compensation policy is outlined in the following chart. Compensation is paid to nonemployee directors only. Directors who are also our employees receive no additional compensation for service as directors.

Director Compensation Policy	Amount (1)
Annual Board Retainer	$50,000
Annual Stock Award to Independent Directors (2)	$100,000
Annual Retainer to Independent Director Serving as “Lead Director”	$12,500
Annual Retainer to Committee Chairman for:
Audit Committee	$24,000
Compensation Committee	$16,000
Corporate Governance and Nominating Committee	$12,000
Annual Retainer to Committee Members (other than Chairman) for:
Audit Committee	$12,000
Compensation Committee	$8,000
Corporate Governance and Nominating Committee	$6,000
Other Fees for:	(fees per day)
Attending other formal meetings in their capacity as directors not held on the same day as a board meeting or board committee meeting, such as Executive Committee and strategic planning meetings.	$1,500
Attending special meetings or performing special services in their capacity as members of a board committee, in each case as determined and approved by the applicable committee.	$1,500
Director Stock Ownership Requirement:

Independent directors have up to five years to accumulate ownership of our common stock in an amount of at least four times the annual board retainer. The shares may be acquired through direct acquisition, exercise of stock options, vesting of restricted stock or accumulation of phantom stock in their deferred compensation plan.

(1)	We pay annual retainers in quarterly installments.
(2)	Independent directors may choose between stock options and/or restricted stock in 25% multiples. The default selection is a 50%-50% mix if no choice is made. All grants have graded vesting over three years. The number of Class A Common Stock options granted is determined by dividing the amount of award allocated to stock options by the Black-Scholes fair value, and the number of shares of restricted Class A Common Stock is determined by dividing the amount of award allocated to restricted stock by the closing price of the Class A Common Stock on the date of grant.

The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in phantom shares of our Class A Common Stock. Dividends earned on phantom shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the phantom shares accumulated in the participant’s account will be paid out in real shares of Class A Common Stock or cash, as elected by the participant. There were 12,382 phantom shares accumulated in participants’ accounts as of January 31, 2012. Participants may make an annual election as of each December 31 to reallocate their account balances between the two investment options. The Plan does not limit the number of shares that can be issued under the stock investment option.

The Corporate Governance and Nominating Committee annually reviews the policy of independent/nonemployee director compensation and stock ownership requirements.

The information presented in the following table is for the year ended January 31, 2012. All other directors not listed are our employees and receive no compensation in their capacity as director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Arthur F. Anton	$71,500	$49,988	$49,992	$-	$-	$171,480
Scott S. Cowen	$86,000	$99,994	$-	$-	$-	$185,994
Michael P. Esposito, Jr.	$106,000	$-	$99,996	$1,570	$-	$207,566
Deborah L. Harmon	$59,500	$49,988	$49,992	$-	$-	$159,480
Stan Ross	$71,500	$74,991	$24,991	$-	$-	$171,482
Joan K. Shafran (1)	$51,500	$-	$-	$-	$-	$51,500
Louis Stokes	$73,000	$99,994	$-	$1,310	$-	$174,304

(1)	Joan K. Shafran is a nonemployee director but is not an independent director. She receives the annual cash retainer, but does not receive the annual stock award. As determined on January 31, 2012, Ms. Shafran is not being re-nominated to the board at the Annual Meeting.
(2)	Restricted stock grants are valued at their grant-date fair value based on the closing price of the Class A Common Stock on the date of grant. During the year ended January 31, 2012, we granted restricted stock having a grant-date fair value of $17.72 per share as follows: Mr. Anton, 2,821; Dr. Cowen, 5,643; Ms. Harmon, 2,821; Mr. Ross, 4,232; and Mr. Stokes 5,643. The aggregate number of unvested restricted stock outstanding at January 31, 2012 was as follows: Mr. Anton, 4,508; Dr. Cowen, 8,999; Ms. Harmon, 6,177; Mr. Ross, 6,748; and Mr. Stokes, 8,999.
(3)	Stock option grants are valued at their grant-date fair value that is estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations in 2011 are described in Footnote Q, “Stock-Based Compensation,” to our consolidated financial statements for the year ended January 31, 2012, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2012. During the year ended January 31, 2012, we granted stock options having a grant-date fair value of $11.2015 per share as follows: Mr. Anton, 4,463; Mr. Esposito, 8,927; Ms. Harmon, 4,463 and Mr. Ross, 2,231. The options have an exercise price of $17.72, which was the closing price of the underlying Class A Common Stock on the date of grant. The aggregate number of stock options outstanding at January 31, 2012 was as follows: Mr. Anton, 8,501; Dr. Cowen, 64,966; Mr. Esposito, 81,737; Ms. Harmon, 20,748; Mr. Ross, 74,517; and Mr. Stokes, 64,966.
(4)	Amounts deferred under the Deferred Compensation Plan for Nonemployee Directors earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody’s Rates”). The rate is updated every calendar quarter using the first published Moody’s Rates of the new quarter. Interest rates ranged from 4.50% to 5.81% during the last fiscal year. Interest is compounded quarterly. The amounts shown in this column represent the amount of above-market earnings on each director’s nonqualified deferred compensation balances. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.
(5)	All other compensation does not include our incremental cost for the use of our chartered airplane service by directors for attending board of directors meetings and committee meetings because such use is deemed to be a business expense. The total incremental cost of airplane usage by all directors for business purposes amounted to $13,620 for the year ended January 31, 2012.

Principal Security Holders

Unless otherwise indicated, the following table sets forth the security ownership as of February 29, 2012 of all other persons who beneficially own more than 5% of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
Name and Address	Class A Common Stock (a)		Percent of Class (a)	Class A Assuming Conversion of Class B by the Beneficial Owner (b)		Percent of Class (b)	Class B Common Stock		Percent of Class

Third Avenue Management LLC 622 Third Avenue, 31st Floor New York, NY 10017	19,886,884	(1)	13.25%	19,912,684	(1)	13.26%	25,800	(1)	0.12%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	17,784,096	(2)	11.85%	17,784,096	(2)	11.85%	-		0.00%

Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036	17,737,895	(3)	11.81%	17,737,895	(3)	11.81%	-		0.00%

Horizon Kinetics LLC 470 Park Avenue South, 4th Floor New York, NY 10016	8,380,870	(4)	5.58%	8,380,870	(4)	5.58%	-		0.00%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,906,882	(5)	5.27%	7,906,882	(5)	5.27%	-		0.00%

FMR LLC 82 Devonshire Street Boston, MA 02109	7,901,633	(6)	5.26%	7,901,633	(6)	5.26%	-		0.00%

Eaton Vance Management 2 International Place Boston, MA 02110	7,731,172	(7)	5.15%	7,731,172	(7)	5.15%	-		0.00%

Ratner, Miller & Shafran Family Interests (see pages 3-4) Terminal Tower 50 Public Square, Suite 1600 Cleveland, OH 44113	13,311,536	(8)	8.83%	31,926,390	(8)	18.85%	18,614,854	(8)	88.99%

(1)	Third Avenue Management LLC (“TAM”), a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. TAM has sole power of voting for 19,883,409 shares and sole power of disposition of 19,886,884 shares of Class A Common Stock. Various other Third Avenue investment companies registered under the Investment Company Act of 1940 have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. Various separately-managed accounts for whom TAM acts as investment advisor have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. The number of shares of Class A and Class B Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in its response to a questionnaire for 5% Beneficial Owners provided to us by the principal security holder.
(2)	Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power of 17,229,752 shares of Class A Common Stock and shared dispositive power of 17,784,096 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.
(3)	The securities reported by Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as a parent holding company, are owned or may be deemed to be beneficially owned by Morgan Stanley Investment Management Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power of 12,746,450 shares of Class A Common Stock and sole dispositive power of 17,737,895 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.
(4)	Horizon Kinetics LLC, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power of 8,380,870 shares of Class A Common Stock and sole dispositive power of 8,380,870 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.
(5)	BlackRock, Inc. has sole voting power of 7,906,882 shares of Class A Common Stock and sole dispositive power of 7,906,882 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.

Principal Security Holders (continued)

(6)	FMR LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has sole voting power of 327,665 shares of Class A Common Stock and sole dispositive power of 7,901,633 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.
(7)	Eaton Vance Management, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power of 7,731,172 shares of Class A Common Stock and sole dispositive power of 7,731,172 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represents shares beneficially owned at December 31, 2011 as disclosed in Schedule 13G filed with the Securities and Exchange Commission by the principal security holder.
(8)	The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the principal security holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts, foundations and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 18,507,093 shares, which represent 88.47% of the Class B Common Stock outstanding at February 29, 2012.

Certain members of the Ratner and Shafran families are currently directors and/or have been nominated for election to serve on our Board of Directors. (See information regarding current directors and director nominees previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals). Samuel H. Miller and Abraham Miller are each general partners of RMSLP, but are not directors, director nominees or Named Executive Officers. Samuel H. Miller has beneficial ownership of 1,210,020 shares of Class A Common Stock held in trusts and a foundation: 848,505 shares for which he has sole power of voting and disposition and 361,515 shares for which he is a trustee with shared power of voting and disposition. Abraham Miller has beneficial ownership of 280,423 shares of Class A Common Stock held in trusts: 37,154 shares for which he is a trustee with shared power of voting and disposition and 243,269 shares for which he has sole power of voting and disposition. As general partners of RMSLP, Samuel H. Miller and Abraham Miller each have beneficial ownership of the 18,507,093 shares of Class B Common Stock owned by RMSLP. See discussion of RMSLP under “Election of Directors” on pages 3-4 for additional details.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.
(b)	Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.

Corporate Governance

We are managed by our senior management under the direction of the Board. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies and procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its committee charters, the Forest City Enterprises, Inc. Amended and Restated Code of Legal and Ethical Conduct (“Code of Legal and Ethical Conduct”) and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the Securities and Exchange Commission (the “SEC”).

We regularly review our corporate governance policies and practices. The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the SEC, including the Sarbanes-Oxley Act of 2002, and the listing standards of the New York Stock Exchange (“NYSE”). These reviews specifically focus on the following areas of corporate governance:

•	our Corporate Governance Guidelines in general;

•	our current Board composition, size and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.

We expect to adopt further changes in the future that the Board believes are the best corporate governance policies and practices for it.

Corporate Governance Guidelines

The Board believes in establishing a corporate culture of accountability, responsibility, legal compliance and ethical behavior through the careful selection and evaluation of senior management and members of the Board and by carrying out the responsibilities of the Board with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and did not recommend any substantive changes. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation, and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors as determined in accordance with applicable standards, rules, laws and regulations, including but not limited to, standards and rules promulgated by the NYSE; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; new director orientation; and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.

Board Leadership Structure

The Board has chosen to separate the positions of chairman of the Board and chief executive officer. We believe this structure is optimal for us because it avoids any duplication of effort between the chairman and the chief executive officer and permits our chief executive officer to focus his efforts on the day to day management of the Company. This separation provides strong leadership for the Board and the Company through the chairman, while also positioning our chief executive officer as our leader in the eyes of our employees and other stakeholders.

The Board has no formal policy that requires the separation or combination of the chairman and chief executive officer roles and may reconsider the best board leadership structure for us from time to time. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the chairman, the chief executive officer, and the independent lead director, is the optimal structure for us at this time.

Our independent directors meet in an executive session following each regularly scheduled Board meeting. In accordance with our Corporate Governance Guidelines, Scott S. Cowen, as an independent, non-management director, is the Lead Director over all of those sessions. The role of the independent Lead Director and the executive sessions is to provide balance between the different perspectives of the independent directors and the management directors and maintain proper independent oversight of management.

The Board’s Role in Risk Oversight

Our Board plays an important role in our risk oversight. While management is responsible for the day-to-day management of the risks we face, our Board, and its committees, oversee risks through their direct decision-making authority with respect to significant matters and the oversight of management.

Risk oversight is administered by our Board (or a Committee thereof) through:

•

The review and discussion of regular periodic reports to the Board and its Committees on topics relating to the risks we face, including, among others, national and international market conditions, cash projections, internal financial measures, occupancy rates, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, the ability to refinance, tax matters, access to debt and equity capital markets, existing and potential legal claims against us and various other matters of risk relating to our business;

•

The required approval by the Board (or a Committee thereof) of significant transactions and decisions, including, among others, executive compensation plans, equity and capital transactions, strategic planning, budget and the appointment of, succession planning for and retention of senior management;

•	The direct oversight of specific areas of our business, enterprise risk management and strategic business risks by the Board (or a Committee thereof); and

•	Regular periodic reports from our internal and external auditors and other outside consultants regarding various areas of potential risk.

Our Board relies on management to bring significant matters impacting us to the Board’s attention. Management is responsible for identifying the Company’s significant risks, developing risk management strategies and policies to mitigate such risks, and integrating risk management into the Company’s decision-making process. To that end, the Company has implemented an enterprise risk management program where management identifies, monitors and controls such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted across the Company’s leadership, including the appropriate Board Committees and the Board of Directors.

Our Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee is the lead committee for the Board’s risk oversight functions through its review of our: financial statements and preparation thereof, including internal controls over financial reporting; fraud risks identified by management; management of financial risk; risk assessments; enterprise risk management program; and compliance with our internal policies, such as policies related to data privacy, information technology, conflict of interest, Regulation FD and anti-corruption. In addition, the Audit Committee oversees our Code of Legal and Ethical Conduct, including an annual update on the content, implementation, operation and effectiveness of our ethics program and the administration of our whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives. The Compensation Committee is responsible for assessing whether our compensation programs and policies encourage inappropriate risk taking. The Corporate Governance and Nominating Committee is responsible for advising the Board on matters of organizational and governance structure for effective oversight. See “Meetings and Committees of the Board of Directors” for further discussion of the roles and responsibilities of each of the Committees.

Because all of these Committees are comprised of independent directors, our independent directors have a significant role in the Board’s risk oversight function. As part of the oversight process, each Committee regularly receives reports from members of senior management on areas of material risk to us that are under the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular Committee reports. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Because of the Board’s role in our risk oversight program, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow the Board to effectively oversee the management of the risks relating to our operations, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Independence Determinations

We are considered a “controlled company” under the NYSE corporate governance rules because, as of February 29, 2012, the Family Interests controlled 13,311,536 Class A votes and 186,148,540 Class B votes for an aggregate voting percentage of 55.4%. See the section of this proxy statement entitled “Election of Directors” for a description of the Family Interests. It is our desire to have a majority of the Board of Directors composed of independent directors despite not being required to do so under the NYSE rules due to our “controlled company” status. In furtherance of this desire, on January 31, 2012 the Board, upon the recommendation of the Corporate Governance and Nominating Committee, took actions to move the Board to a majority of independent directors by approving a reduction to the size of the Board from fifteen (15) authorized members to thirteen (13) effective with the Annual Meeting and determining that two non-independent members of the Board would not be re-nominated at the Annual Meeting. In addition, the Company announced its intention to add an independent director to the Board once a qualified candidate is identified to fill the thirteenth seat, which we intend will result in a majority of independent directors on the Board.

The Board has determined that all members of our Compensation Committee, Corporate Governance and Nominating Committee and Audit Committee are independent.

The Board unanimously determined that Messrs. Anton, Cowen, Esposito, Ross and Stokes and Ms. Harmon are neither affiliated persons of ours, nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the enhanced independence standards of the NYSE.

The enhanced independence standards of the NYSE discussed by the Corporate Governance and Nominating Committee in their review of director independence status are as follows:

A.	No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. We will identify which directors are independent and disclose these affirmative determinations.

B.	No director can be independent if the director is, or has been within the last three years, our employee.

C.	No director can be independent whose immediate family member is or has been an executive officer of ours within the last three years.

D.	No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than (a) director and committee fees, (b) compensation received by a director for former service as an interim chairman, chief executive officer or other executive officer, (c) compensation received by an immediate family member for service as our employee (other than an executive officer), and (d) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

E.	No director can be independent if:

•	the director is our internal auditor or a current partner or employee of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current partner of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current employee of our independent registered public accounting firm and personally works on our audit; or

•

the director or an immediate family member was within the last three years our internal auditor or a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

F.	No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

G.	No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE, including but not limited to charitable contributions to any charitable organization in which such director serves as a trustee or director, and determined that none of those conditions existed. In addition, the Board considered whether any direct or indirect material relationship, beyond those factors that automatically compromise director independence, existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:

•

Payments made to a law firm where Louis Stokes is senior counsel and determined that the amount of such payments were below the limits set forth in all of our other independence standards, namely that:

•	such payments in each of the past three fiscal years did not exceed the greater of $1,000,000 or 2% of the law firm’s consolidated gross revenues;

•	he has no material relationship with us (other than his role as our director), as he is not a partner, shareholder or officer of the law firm;

•	he received no material direct or indirect benefit from the payments to the law firm, as such payments are not credited to him and he does not participate in the firm’s partner equity program; and

•	he did not personally provide any professional services to us during the past three fiscal years; and

•

Charitable contributions to various non-profit organizations with which Messrs. Anton, Cowen, Esposito, Ross, Stokes or Ms. Harmon are affiliated and determined that the amount of the contribution to any such organization in each of the past three fiscal years was below the limits set forth in our independence standards.

The Board determined, for those directors identified as independent above, that any relationship that existed was not material and did not compromise that director’s independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.

Communications with the Board

Our Lead Director receives and responds to communications from shareholders and he, along with our other independent Board members, have met and may continue to meet with our shareholders from time to time.

We have established procedures to permit confidential and anonymous (if desired) submissions to the Lead Director regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly mailing Scott S. Cowen, the Lead Director, a statement of concerns marked “Confidential” and addressed as follows:

Dr. Scott S. Cowen, Lead Director

c/o General Counsel

“Confidential”

Forest City Enterprises, Inc.

Terminal Tower

50 Public Square, Suite 1360

Cleveland, Ohio 44113

Code of Legal and Ethical Conduct

We require that all directors, officers and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity.

We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees to request their review and written acknowledgment of compliance. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.

The Board adopted a Senior Financial Officers Code of Ethical Conduct as an addendum to the Code of Legal and Ethical Conduct. The Senior Financial Officers Code of Ethical Conduct formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers. We require all senior financial officers to annually acknowledge receipt of and compliance with the Senior Financial Officers Code of Ethical Conduct.

In addition, the Board adopted a Vendor Code of Conduct. The Vendor Code of Conduct formalizes the Company’s expectations of its vendors and sets forth legal and ethical guidelines applicable to such vendors.

We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing procedures to investigate complaints.

Copies of the Code of Legal and Ethical Conduct and the Vendor Code of Conduct are available on the Company’s website at www.forestcity.net.

Meetings and Committees of the Board of Directors

The Board

Our Board presently consists of six independent members and eight non-independent members, including seven members of the Ratner and Shafran families. Of the eight non-independent Board members, seven are members of management and one is a non-management family member. Biographical information and information about the Board Committees on which our director nominees serve are set forth in the “Election of Directors” section of this proxy statement.

Effective at the 2011 annual meeting of shareholders, our two former co-chairmen of the Board, Albert B. Ratner and Samuel H. Miller, did not stand for re-election to the Board and were appointed as Co-Chairmen Emeritus. Also effective at the 2011 annual meeting of shareholders, Charles A. Ratner became our Chairman of the Board and David J. LaRue, our current President and Chief Executive Officer, was appointed as a director. On January 31, 2012, the Company determined that the authorized size of the Board would be reduced from fifteen (15) members to thirteen (13), effective with the Annual Meeting, and that two current members of the Board, James A. Ratner and Joan K. Shafran, each having familial ties to the Company, would not be re-nominated for election to the Board. The Corporate Governance and Nominating Committee is in the process of identifying a suitable candidate, who we intend will be independent, for recommendation to the Board to fill the thirteenth authorized seat on the Board and has recently retained a search firm to assist in the identification of such a candidate. Once a suitable candidate is found and elected to the Board we expect that a majority of directors on the Board will be independent.

During the fiscal year ended January 31, 2012, our Board of Directors held four regular meetings and one special meeting. All directors attended at least 75% of the aggregate of the meetings of the Board and those Committees on which and during which time each independent director served, with the exception of Deborah Harmon, who attended 3 out of 5 Board meetings and 2 out of 5 Compensation Committee meetings. We have a policy that requires members of the Board to attend the annual meeting of shareholders when the annual meeting of shareholders coincides with a Board meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. Fourteen out of fifteen directors who were members of the Board at the time of the 2011 annual meeting of shareholders attended the 2011 annual meeting of shareholders.

The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. Scott S. Cowen, as the appointed Lead Director in accordance with our Corporate Governance Guidelines, presides over all of these sessions.

Committees of the Board

The Board’s policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic business and risk oversight and matters that by law or good business practice require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:

•	audit and financial reporting;

•	management compensation, review of succession plan and progress, and review of diversity plan and progress; and

•	nominations, corporate governance and procedures for succession planning.

The table below indicates the members of each Board Committee during fiscal year ended January 31, 2012 and through April 28, 2012:

Name	Audit	Compensation	Corporate Governance and Nominating
Arthur F. Anton	Member	Member
Scott S. Cowen		Chair	Member
Michael P. Esposito, Jr.	Chair	Member	Member
Deborah L. Harmon		Member
Stan Ross	Member	Member
Louis Stokes		Member	Chair

Each of our standing Committees operates under a written charter that is reviewed and recommended by the Corporate Governance and Nominating Committee and approved by the Board. The Committee Charters for each of our standing Committees can be viewed on our website at www.forestcity.net. Each Board Committee is authorized to retain outside advisors.

Audit Committee: Our Audit Committee is presently composed of three nonemployee, independent directors. The Board has determined that each member of the Audit Committee qualifies as an audit committee “financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following:

•	the integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements including, but not limited to, the requirements of the Sarbanes-Oxley Act of 2002;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the independent registered public accounting firm and our internal audit function;

•	production of the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders; and

•	the oversight of enterprise risk management.

The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has created a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our shareholders will have the opportunity to ratify the appointment of our independent registered public accounting firm at the Annual Meeting (see “Ratification of Independent Registered Public Accounting Firm” in this proxy statement). Although this ratification is not required by law, the Board believes that shareholders should have an opportunity to express their views on the subject.

The Audit Committee met eight times during the fiscal year ended January 31, 2012.

A copy of the Audit Committee Report is included elsewhere in this proxy statement. The Audit Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee: Our Compensation Committee is presently composed of six nonemployee, independent directors. The Compensation Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters by:

•	establishing and administering compensation of our executive officers and senior management;

•	reviewing, at least annually, the goals, objectives and policies of our executive compensation plans;

•	reviewing and evaluating, at least annually, the succession plan for the Company and our senior executives;

•	reviewing, at least annually, the diversity plan and progress for the Company;

•

reviewing the total compensation for the chief executive officer and the other most highly compensated individuals included in the “Summary Compensation Table” in this proxy statement as well as certain senior executive officers of important business units and subsidiaries in light of the executive compensation goals and objectives;

•	administering our equity and other incentive plans and approving all awards under such plans for our executive officers;

•

in accordance with federal securities laws, reviewing the Compensation Discussion & Analysis prepared by our management and recommending the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders;

•	periodically reviewing and providing guidance pertaining to benefits strategy and/or plans;

•	assisting the Board in monitoring and oversight of administrative responsibilities associated with benefit plans, which have been delegated to Company management; and

•	annually reviewing and approving the Company’s salary increase budget.

The Compensation Committee also annually evaluates the performance of our chief executive officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development. See the “Compensation Committee Report” and “Compensation Discussion & Analysis – Independent Oversight of the Executive Compensation Program” sections in this proxy statement for additional information about the Compensation Committee and its activities, including information about its policies and procedures for the consideration and determination of executive compensation.

The Compensation Committee met five times during the fiscal year ended January 31, 2012.

A copy of the Compensation Committee Report is included in this proxy statement following the “Compensation Discussion & Analysis” section. The Compensation Committee Charter, as amended, is available on our website at www.forestcity.net.

Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of three nonemployee, independent directors. The Corporate Governance and Nominating Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

•	identifying individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each Committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•	appropriate procedures for the succession planning for our senior executive officer positions;

•	evaluation of the Board and its Committees;

•	nonemployee Board member compensation and stock ownership requirements;

•	determination of which members of senior management qualify as officers subject to Section 16 of the Securities Exchange Act of 1934;

•	charitable contributions to non-profit organizations affiliated with non-employee directors;

•	director continuing education;

•	related party transactions; and

•	the Audit Committee “financial expert” and the “financial literacy” of the Audit Committee members.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.

Third-party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance and Nominating Committee. If retained, third-party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Committee in accordance with criteria furnished by the Committee. On occasion, at the request of the Chairman of the Committee, third-party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Committee.

Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee’s recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; strategic planning; and international, legal or governmental expertise. The Committee considers other qualifications in recommending nominees for a position on the Board of Directors, including diversity in gender, ethnic background, geographic origin or personal and professional experience. The Company maintains a core value of diversity and inclusion and the Committee embraces this core value as one of the primary considerations in seeking director nominees. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than three or four, subject to the Board of Directors’ review.

The Committee has adopted a matrix approach that tracks each director’s and director nominee’s qualities and qualifications in a tabular format to assist the Committee in maintaining a well-rounded, diverse and effective Board of Directors. In addition, the matrix approach helps the Committee identify any qualities or qualifications for potential director nominees that would help improve the composition of and add value to the Board of Directors.

Under our Code of Regulations, as amended, a shareholder must follow certain procedures to nominate an individual for election to our Board of Directors. To submit a recommendation for a director candidate to be considered for nomination, a shareholder must submit the requisite information listed below in writing and addressed as follows:

Chairman, Corporate Governance and Nominating Committee

c/o General Counsel

Forest City Enterprises, Inc.

Terminal Tower

50 Public Square, Suite 1360

Cleveland, Ohio 44113

The written recommendation of a director candidate to be considered for nomination must include the following information:

•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•

any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

A holder of Class A Common Stock may only nominate a director to serve as a Class A director. Similarly, a holder of Class B Common Stock may only nominate a director to serve as a Class B director.

In order for a director candidate to be considered for nomination at our 2013 annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee no later than the close of business on January 30, 2013.

The Corporate Governance and Nominating Committee met six times during the fiscal year ended January 31, 2012.

The Corporate Governance and Nominating Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and no director had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Compensation Discussion & Analysis

Executive Summary

We are a real estate company principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. Founded in 1920 and having been publicly-traded since 1960, we are headquartered in Cleveland, Ohio, with offices throughout the United States and in London, England. As of January 31, 2012, we had approximately $10.5 billion in consolidated assets, 2,870 employees, annual revenues of $1.1 billion, and an equity market capitalization of $2.2 billion.

Our long-term success is attributable in large part to our highly talented and experienced employees as well as our core values:

•	integrity and openness;

•	entrepreneurial spirit;

•	teamwork;

•	diversity and inclusion;

•	community involvement;

•	sustainability and stewardship; and

•	accountability.

Our executive compensation program is intended to support these values, reinforce our culture and drive long-term growth and value creation. The following discussion summarizes our executive compensation program’s key objectives and primary components.

We designed our executive compensation program to meet the needs of our Company, our shareholders and our employees, and with the intent of achieving the following key objectives:

• To focus senior management on key business objectives as reflected in our annual business plan and strategic plan that support our ultimate objective of maximizing long-term shareholder value.

• To attract and retain highly-talented employees to lead our continued growth and success and to reward them for their contributions toward that success.

• To provide competitive pay that is driven by performance and is closely-aligned with the interests of our shareholders.

• To avoid encouraging unnecessary or excessive risk-talking.

In order to achieve these objectives, our executive compensation program includes the following primary components:

• Competitive base salaries reflective of each executive’s responsibility level and individual performance over time.	• Performance-based annual incentives tied to the attainment of specified business objectives at the corporate, business unit, and/or individual levels.

• Long-term incentives linked to strategic goals and long-term shareholder value creation.	• Benefits that meet the needs of our employees and their families at a reasonable shared cost.

Our fiscal 2011 financial results relative to our fiscal 2010 and 2009 results as described in our 2011 Annual Report on Form 10-K are shown below. The following table provides one and two-year comparisons of some of the key financial metrics that we use in evaluating the Company’s performance and which we consider when making compensation decisions:

Key Metric	Fiscal Year 2011	Fiscal Year 2010	Fiscal Year 2009	Percentage Change 2010 – 2011	Percentage Change 2009 – 2011
Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”)	$334,384,000	$309,875,000	$301,106,000	7.9%	11.1%
EBDT per Share	$1.61	$1.59	$2.00	1.3%	(19.5%)
Comparable Net Operating Income (“NOI”) from Rental Properties – pro-rata consolidation	$576,078,000	$568,079,000	N/A	1.4%	N/A
Comparable NOI from Rental Properties – pro-rata consolidation	N/A	$621,325,000	$608,453,000	N/A	2.1%
Stock Price – per Class A share at fiscal year-end	$13.13	$16.91	$11.31	(22.4%)	16.1%

EBDT and Comparable NOI are non-Generally Accepted Accounting Principles (“GAAP”) measures that we believe provide our investors with additional information about our core businesses necessary to understand our operating results. EBDT is defined as net earnings excluding the following items:

•	Gain (loss) on disposition of rental properties, divisions and other investments (net of tax);

•	The adjustment to recognize rental revenues and rental expense using the straight-line method;

•	Non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes;

•	Preferred payment which is classified as non-controlling interest expense on our Consolidated Statements of Operations;

•	Impairment of real estate (net of tax);

•	Extraordinary items (net of tax);

•	Cumulative or retrospective effect of change in accounting principle (net of tax); and

•	Revisions of prior period financial statements.

Our EBDT per Share results were impacted by Convertible Senior Notes issued during 2011 and convertible preferred shares issued during 2010, common shares issued during 2009 and 2010 as we raised additional capital, and exchanges for common shares during 2010 and 2011 of our 5.00% Convertible Senior Notes due 2016.

A reconciliation of EBDT to GAAP financial information is provided in Note N to the financial statements included in our 2011 Annual Report on Form 10-K.

Comparable NOI from Rental Properties is defined as NOI from properties opened and operated in both of the years compared. Management analyzes property NOI using the pro-rata consolidation method because it provides operating data at our ownership share, and we publicly disclose and discuss our performance using this method of consolidation to complement our GAAP disclosures. NOI is defined as:

•	Revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation, amortization and amortization of mortgage procurement costs for non-real estate groups);

•	Plus interest income;

•	Plus equity in earnings (loss) of unconsolidated entities (excluding gain on disposition and impairment of unconsolidated entities); and

•	Plus interest expense, gain (loss) on early extinguishment of debt, depreciation and amortization of unconsolidated entities.

A reconciliation of NOI to GAAP financial information is provided on page 7 of our 2011 Annual Report on Form 10-K.

Major actions taken with respect to our compensation programs

We believe the compensation of David J. LaRue, Robert G. O’Brien, Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Brian J. Ratner (our “Named Executive Officers” or “NEOs”) for fiscal year 2011 was consistent with our philosophy and overall performance.

Below is a summary of actions taken by the Compensation Committee during the past year with respect to our executive compensation program. These actions were designed to support our key objectives for the program. A further detailed discussion of these actions is provided throughout this Compensation Discussion & Analysis (“CD&A”):

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Executive Pay associated with transition of President and CEO. On June 10, 2011, David J. LaRue succeeded Charles A. Ratner as President and CEO of our Company. Historically the Compensation Committee took into consideration Mr. Ratner’s significant ownership interest in our Company in determining his base salary and total compensation opportunity as President and CEO. In determining Mr. LaRue’s compensation package under his new role, the Compensation Committee considered proxy pay information on comparable positions at peer real estate companies along with survey information from the Mercer Confidential Real Estate Compensation Survey and the NAREIT Real Estate Compensation Survey. As a result, Mr. LaRue’s base salary was adjusted from $500,000 to $600,000 mid-year as reflected in his employment agreement discussed in more detail under the “Employment Agreements” portion of the “Additional Executive Compensation Policies” section of this CD&A. His annualized equivalent opportunity under the Long-Term Incentive Plan (“LTIP”) was also adjusted from 180% to 240% of base salary for fiscal year 2011 to reflect his promotion mid-year, while his annual incentive opportunity under the executive version of the Short-Term Incentive Plan (“STIP”), remained at 100% of base salary. Effective with the 2012 fiscal year his annualized LTIP target award will be adjusted to 360%. The Compensation Committee approved these changes with the intent that a majority of Mr. LaRue’s annualized total compensation opportunity should be tied to equity and long-term cash incentives, in alignment with our strategic goal of creating long-term value for our shareholders.

The Compensation Committee also decided that Charles A. Ratner would continue to be eligible for an award opportunity under the 2011 STIP and 2010 – 2011 Cash LTIP reflecting his role as President and CEO for a substantial portion of the award period and the importance of his role during Mr. LaRue’s transition. Mr. Ratner assumed the role of Chairman of the Board in June 2011, and his 2012 compensation opportunity will be determined through multiple sources including consideration of pay practices for similar Chairmanship roles at other companies and information compiled by the compensation advisor to the Compensation Committee.

Employment Agreements. During 2011 we formally entered into employment agreements with David J. LaRue and Robert G. O’Brien. The agreements took effect June 10, 2011 and continue for a three-year period, subject to automatic renewals for successive one-year periods following the third anniversary of the effective date.

Based on proxy pay data of peer companies and survey information for real estate industry chief financial officers, Robert G. O’Brien’s base pay was increased from $500,000 to $550,000 at the beginning of the fiscal year. In approving the increase, the Compensation Committee considered the critical nature of Mr. O’Brien’s role in executing our Company’s long-term business strategy including our capital strategy.

The material terms of the employment agreements are more fully discussed under the “Employment Agreements” portion of the “Additional Executive Compensation Policies” section of this CD&A.

In approving these agreements, the Compensation Committee considered that David J. LaRue and Robert G. O’Brien are not members of our founding families with substantial ownership interests like Charles A. Ratner, James A. Ratner and Ronald A. Ratner. Given this, the Compensation Committee considered the importance of ensuring the company has mitigated retention risk associated with our two top executives. We also considered that our Company operates in a highly competitive industry and use of employment agreements with two-year non-compete and non-solicitation provisions for our top two executives protects the Company from future risk.

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Short-Term Incentives. Our Named Executive Officers were participants in the executive version of the STIP. For 2011, the Compensation Committee approved the use of a measure that will provide each eligible executive with a 2011 STIP award opportunity equal to 1% of the excess, if any, of EBDT over $220 million for the performance period, but not to exceed $1.2 million. The Compensation Committee is permitted to consider qualitative and/or quantitative factors in its use of negative discretion in determining the award amounts, if any, to be earned by each executive eligible under the STIP.

For fiscal year 2011, our EBDT was $334.4 million resulting in the ability for an award of up to $1.14 million per executive to be earned. The Compensation Committee however, applied negative discretion in determining the final awards earned by each Named Executive Officer. When assessing the amount of any award earned by each executive during 2011, the Compensation Committee considered target award amounts for comparable executive jobs in the real estate, and where applicable, general industry using data provided by Mercer Human Resources Consulting (“Mercer”) in addition to overall corporate objectives and individual objectives for each executive. The amounts paid under the STIP to each of our Named Executive Officers for the 2011 performance period, ranged from 130% to 140% of his base salary. The individual amounts earned and the criteria used by the Compensation Committee in determining each award, is discussed further in the “Short-Term Incentives” portion of the “Components of the Executive Compensation Program” section of this CD&A.

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Long-Term Cash Incentives. Two separate performance cycles under the cash-based portion of the LTIP (“Cash LTIP”) were completed as of January 31, 2012. The first Cash LTIP performance period that ended on January 31, 2012 began on May 1, 2008 and the award opportunity was based on achievement of goals related to EBDT per share and an internal measure of value creation at the individual property and overall portfolio level, which is defined as the change in net asset value plus or minus net cash flow (“Total Return”). As a result of the change in economic and business conditions early in the performance cycle, threshold levels of performance were not achieved, and no Cash LTIP award was earned for this performance period.

The second Cash LTIP performance period that ended on January 31, 2012 began February 1, 2010. The Compensation Committee approved the use of a measure that provided each Named Executive Officer with a 2010 – 2011 Cash LTIP award opportunity equal to 1% of the excess, if any, of cumulative EBDT over $400 million for the performance period, but not to exceed $2 million. The Compensation Committee could apply negative discretion in determining the amounts, if any, to be earned by each executive eligible under this Cash LTIP and could consider other qualitative and/or quantitative factors in determining these awards.

Our cumulative EBDT over the two-year performance period was $644.3 million resulting in the ability for an award of up to $2.0 million to be earned by each Named Executive Officer. The Compensation Committee applied negative discretion to these payments, and in so doing, took into account benchmark data for comparable executive jobs in the real estate industry, and where applicable, general industry using data provided by Mercer, in addition to overall corporate objectives and individual objectives for each executive consistent with our modified strategic plan for the 2010 – 2011 performance period. The individual amounts earned and the criteria used by the Compensation Committee in determining each award, is discussed further in the “Long-Term Incentives” portion of the “Components of the Executive Compensation Program” section of this CD&A.

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Equity Grants. Similar to the Cash LTIP, the Compensation Committee had approved the use of a performance share grant opportunity to each of our Named Executive Officers in 2008 for the performance period between May 1, 2008 and January 31, 2012. As with the Cash LTIP opportunity over the same time period, a threshold level of performance was not achieved, and hence no share award was earned.

During 2011, the Compensation Committee approved equity grants to LTIP participants under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended and restated (“Stock Plan”) consistent with a value-based formula approach originally approved in 2008. The number of shares granted to Named Executive Officers and other senior executives and managers who participate in the LTIP in 2011 represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.75%.

In addition, during 2011 we granted to each of David J. LaRue and Robert G. O’Brien 56,433 additional shares of restricted stock that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares were provided to these Named Executive Officers to promote retention and to provide an enhanced ownership stake.

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Stock ownership requirements. Due to his promotion to President and CEO, David J. LaRue’s stock ownership requirement under the terms of our Executive Stock Ownership Requirement Policy (“Ownership Policy”) increased from three times to five times his base salary in order to further align his interests with those of our shareholders. Mr. LaRue will have until July 1, 2015 to meet his ownership requirement. With the exception of David J. LaRue, as of July 1, 2011, each of Robert G. O’Brien, Charles A. Ratner, James A. Ratner and Ronald A. Ratner had met their stock ownership requirements under the terms of our Ownership Policy. Brian J. Ratner does not have an ownership requirement.

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Risk Assessment. The Audit and Compensation Committees jointly reviewed the results of a risk analysis during early 2012 and concluded our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment is discussed in further detail under the “Plan Design as it Pertains to Risk” section of this CD&A.

Say on Pay Voting Results and Impacts

At the 2011 annual meeting of shareholders, our Company held its first vote on the compensation of our Named Executive Officers (“Say on Pay Vote”). At that meeting, our shareholders passed a resolution approving the compensation of our Named Executive Officers, with approximately 99% of the shareholders entitled to vote and present at the 2011 annual meeting in person or by proxy voting in favor of the resolution, including the negative effect of votes abstained. At the same time, shareholders approved our Board’s recommendation to conduct an annual Say on Pay Vote. We felt an annual Say on Pay Vote was most appropriate for our Company since it allows shareholders to provide timely and direct input on our Company’s executive compensation philosophy, policies and practices. Our shareholders agreed with over 98% of the shareholders entitled to vote and present at the 2011 annual meeting in person or by proxy voting in favor of an annual Say on Pay Vote, including the negative effect of votes abstained. Based on these results, the Committee has continued to support our existing pay for performance philosophy and program structure whereby a majority of the total direct compensation opportunity for each of our Named Executive Officers is “at risk” or not guaranteed pay.

Our goal is to continue to provide competitive compensation opportunities that are aligned with overall performance and our annual and strategic business plans. Our executive management regularly discusses our business strategies with key stakeholders to obtain their feedback and support and then align our Named Executive Officers’ compensation opportunities in support of these strategies.

During the past year the Compensation Committee approved changes to our compensation for our top two executives recognizing the critical role they have within our Company. Notably, the adjustments to the compensation opportunity for our new President and CEO reflected the transition of this role to a non-founding family member for the first time in our Company’s history. As a result, the Compensation Committee reviewed and approved a compensation package that was appropriately aligned with peer companies and also placed significant emphasis on variable and long-term incentive compensation. Over 50% of David J. LaRue’s annualized total direct compensation opportunity is based on long-term incentives including equity, with at-risk pay comprising more than 75% of the total. Further, the Compensation Committee approved employment contracts with our top two executives that do not call for excessive perquisites or tax gross-ups, but enhance retention and protect our Company.

Over the past several years, the Compensation Committee adopted several additional safeguards to further strengthen our governance practices including the adoption of the Ownership Policy and a Clawback Policy for compensation recoupment. During 2011 the Compensation Committee completed a comprehensive selection process in choosing an independent compensation advisor. From this process, the Compensation Committee chose Pearl Meyer & Partners as its independent advisor. Since December, Pearl Meyer has been working with the Compensation Committee as part of a regular periodic structural review of our executive compensation programs in support of our desire to maintain strong pay for performance linkage, alignment with shareholder interests and greater transparency.

In early 2012 Institutional Shareholder Services (ISS) reviewed our Company’s executive compensation policies and practices and deemed them to be of low concern.

We encourage you to read this CD&A for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2011 compensation of our Named Executive Officers.

Independent Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors administers our executive compensation program. The current members of the Compensation Committee are Scott S. Cowen (Chairman), Arthur F. Anton, Michael P. Esposito, Jr., Deborah L. Harmon, Stan Ross, and Louis Stokes. All members of the Compensation Committee are “outside directors” as defined under Section 162(m), “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the NYSE listing standards.

In reviewing and designing the various components of our executive compensation program, the Compensation Committee periodically draws upon the expertise of our CEO and our Executive Vice President, Human Resources (“EVP-HR”) who typically attend the Compensation Committee meetings as well as external consultants. Our CEO provides advice and counsel to the Compensation Committee regarding alignment of performance measures under our STIP and our LTIP relative to our annual business and strategic plans, may discuss the performance of key executives, including Named Executive Officers, who report to him in the determination of their incentive awards as well as any merit increases or pay adjustments, offers guidance and recommendations on succession and management planning activities and discusses the impact of design of our incentive programs (including equity awards) on our ability to attract and retain key personnel. Our EVP-HR provides information pertaining to our compensation programs and in connection with succession planning reviews. Our Chief Financial Officer, who attended the Compensation Committee meetings during fiscal year 2011 as requested, periodically provides an accounting and analysis of the financial results of performance measures under the STIP and the LTIP. Our General Counsel also attended meetings during the year as requested. The Compensation Committee meets in executive session when discussing and approving the compensation of the CEO and the Chairman.

The Compensation Committee has the authority to retain, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other senior management employees. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.

The Compensation Committee historically retained Mercer to provide guidance on various aspects of our executive compensation program. During the last fiscal year Mercer examined pay levels for key executives including compensation for our new President and CEO, as well as information on benchmarking and competitive trends. In addition to these consulting services, we purchased a standard benchmark survey product pertaining to non-executive compensation from Mercer during 2011. Also during the year, a Mercer owned company, Innovative Process Administration, was used for administrative services associated with our annual benefits enrollment for our general associate population.

In mid-2011, the Compensation Committee issued a Request for Proposal to several compensation advisory firms. The Compensation Committee undertook this action since they felt it appropriate to periodically review the compensation advisory services in terms of available services and resources, as well as cost effectiveness. The Compensation Committee also took into consideration the independence standards adopted under the Dodd-Frank Act, subject to clarification under proposed rules by the Securities and Exchange Commission. As a result of this review, the Compensation Committee chose Pearl Meyer & Partners as its independent compensation advisor effective December 2011.

The Compensation Committee periodically obtains ongoing legal and compensation design guidance and information from other sources, including publications from various consulting firms.

Our management is responsible for the preparation of this CD&A.

Executive Compensation Core Principles

We continue to use a set of core principles as outlined below, to guide the development and use of specific compensation elements and in support of the key objectives outlined on page 23.

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Pay for Performance alignment: This principle continues to be a critical component of our longstanding compensation philosophy. Our executive compensation program emphasizes variable incentive pay tied to challenging performance goals, with no awards earned for results below designated levels. Senior executives and managers can earn significant incentive awards when outstanding Company, business unit and/or individual performance results are achieved and little or no awards when performance is below expected levels.

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A majority of pay for top executives should be contingent on performance and tied to multiple time periods: We provide incentive award opportunities to our Named Executive Officers. Awards earned under the STIP are tied to our annual business plan and structured to maximize the tax deductibility of any payments to Named Executive Officers, with the Compensation Committee taking Company, business unit and individual performance along with target award levels provided by its compensation advisor, into account when determining any amounts earned. Similarly, the LTIP consists of multiple components tied to long-term value creation. Awards under the cash-based portion of the LTIP will only be earned if the Compensation Committee deems performance over a multi-year period of up to four years (generally consistent with our strategic planning cycle) warrants. Stock option awards under the LTIP will only have long-term value if our stock price appreciates between the time of grant and the time of exercise. Similarly, any performance share awards will only be earned if certain levels of performance are met. Actual pay levels will vary with our performance results.

The following chart illustrates the percentage of the target 2011 annualized equivalent total direct compensation opportunity (defined as base salary plus short-term and long-term incentives) for our Named Executive Officers. Benefits are excluded from the chart below since no formal target levels typically exist for these programs. As illustrated, approximately 30% to 55% of target total direct compensation is tied to long-term performance with roughly 25% to 30% tied to annual business results. Overall, a majority of target total direct compensation is “at-risk” or not guaranteed pay, since it is tied to performance. Consistent with benchmark information, a greater percentage of David J. LaRue’s target total direct compensation opportunity is appropriately tied to long-term incentives reflecting his role as President and CEO.

As noted in the “Components of the Executive Compensation Program—Long-Term Incentives” section of this CD&A, because of their substantial equity ownership interests, the percentage of target total direct compensation attributable to long-term incentives for Charles A. Ratner, James A. Ratner and Ronald A. Ratner is currently less than for our other Named Executive Officers.

During 2011, Mercer provided guidance on the mix and target percentages for David J. LaRue in his new role and President and CEO. As noted earlier in this CD&A and below, the actual amounts earned by each of our Named Executive Officers will vary based on Company, business unit and/or individual performance. Also, the Compensation Committee in 2011 approved additional stock options and restricted shares for our Named Executive Officers in lieu of a one-year performance share grant opportunity, with the exception of Brian J. Ratner whose targeted annualized LTIP opportunity did not include performance shares, but included restricted stock. Not reflected in the target amounts shown above are special equity awards granted to David J. LaRue and Robert G. O’Brien. The “Short-Term Incentives” and “Equity” sections discussed later in this CD&A contain further information regarding these awards.

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Long-term incentives are emphasized to align executive and shareholder interests: As illustrated above, our executive compensation program places greater emphasis on long-term incentives as compared with short-term incentives, to focus senior management on long-term strategic goals and shareholder value creation. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from the sole use of equity plans.

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Total compensation should be fair, competitive and communicated: We operate in a highly competitive industry and must ensure that our executive compensation program allows us to attract and retain senior management talent for continued growth and success. Pay levels are periodically reviewed to determine if they are externally competitive and internally equitable. We provide annual notification to participants of performance goals and corresponding award opportunities for the incentive compensation plans.

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Our executive compensation program should not encourage the taking of excessive risks that could be detrimental to the interests of our shareholders: Our use of short-term and long-term incentives, the award of different types of equity compensation and the use of different performance criteria do not encourage our Named Executive Officers and other senior executives to take unreasonable risks relating to our business.

Target Executive Officer Pay Levels and Relevant Employment Market

We use targeted pay levels to reinforce core principles and key objectives under our executive compensation program: Our base salaries, short-term and long-term incentives are targeted competitively to attract and retain talented and experienced executives. Because of our emphasis on performance-based incentive compensation, actual total direct pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation. For example, total direct compensation may be at or above the market 75th percentile when we achieve superior performance results, or well below the market median when goals are not met.

Relevant Employment Market for Executive Officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. Because we operate in 28 states and the District of Columbia, we consider geographic pay differentials when establishing base salaries for our Named Executive Officers and other senior executives and managers, as applicable.

In assessing pay competitiveness for our executive officers, we review published compensation surveys for the real estate industry (reflecting data for both public and private companies), including the:

•	National Association of Real Estate Investment Trusts (NAREIT) Compensation Survey;

•	National Multi-Housing Council’s National Apartment Survey;

•	CEL & Associates National Real Estate Compensation and Benefits Survey; and

•	Mercer’s Real Estate Compensation Survey and U.S. Benchmark Database.

We use survey data as a guide to benchmark the pay practices and levels for our executives relative to jobs with similar duties as described in the surveys. We review base salary, short-term and long-term incentive opportunities to determine if our pay practices remain in line with our overall executive pay strategy and key objectives. We also review proxy statement pay data for a designated group of publicly-traded industry peers. We use all this information to compare base salary levels, review annual and long-term incentive opportunities and set compensation levels for our Named Executive Officers. The Compensation Committee uses this data in determining whether our pay practices are competitive and our mix of pay components is in line with those used for Named Executive Officers at other companies in the real estate industry.

We periodically review the companies in our peer group for their similarity in sales, asset size and/or market capitalization. Given that we have diversified real estate holdings, we give significant consideration to ensure that the peer companies chosen represent a cross-section of the industry, including retail, office and residential development and management companies. Our most recent review consisted of the following peer group companies: Alexandria Real Estate Equities, Inc., Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Office Properties, Inc., CBL & Associates Properties, Inc., DDR Corporation, Duke Realty Corporation, Equity Residential, Kimco Realty Corporation, Macerich Company, SL Green Realty Corp., UDR, Inc., and Vornado Realty Trust.

As of December 2011, total assets for this peer group ranged between $6.5 billion and $24 billion with Forest City’s assets being above median for the peer group. The equity market capitalization for the peer group ranged from between $2.3 billion and $16.9 billion with Forest City’s market capitalization being below the 25th percentile. Annual revenues for this peer group ranged from between $560 million to $3.3 billion with Forest City’s revenues being close to the median at $1.1 billion.

Components of the Executive Compensation Program

The table below provides a general overview of the primary components of our total rewards strategy within our executive compensation program. A more detailed description for each component follows.

Compensation Component	Component Objective	Paid in	Performance Linkage

Base Salary – Direct Compensation	Provide fixed income stream commensurate with level of responsibility, experience and individual performance	Cash	Partially linked (merit increases tied to performance)

Short-Term Incentives – Direct Compensation	Align pay with achievement of short-term performance goals in support of annual business plan and strategic goals	Cash	Highly linked
Long-Term Incentives – Direct Compensation	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of senior management, facilitate stock ownership	Cash Equity Compensation • Stock Options • Performance Shares • Restricted Stock	Highly linked

Benefits & Perquisites – Indirect Compensation	Provide for health, welfare and retirement needs	Health Care Life and Disability Retirement Plans Perquisites	Minimally or not linked

As noted in the descriptions of each component of our executive compensation program that follow, actual awards earned could differ from the annualized target levels.

Base Salary: Base salary is reflective of each executive’s level of responsibility, experience, individual performance and contributions to our overall success. It also impacts annual and long-term incentive award opportunities that are expressed as a percentage of base salary.

Base salaries are targeted competitively consistent with our overall compensation philosophy and may be adjusted for senior executives and management within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials.

In determining base salary levels for executive officers other than the CEO, the Compensation Committee considers:

•	Pay practices of comparable real estate organizations;

•	CEO recommendations; and

•	An assessment of each executive’s performance and their contributions toward our success.

The CEO’s base salary is determined by examining pay practices at comparable real estate companies and based on his overall performance relative to objectives.

As part of a review of his overall compensation opportunity in connection with his new role as President and CEO, effective June 2011 David J. LaRue’s annual base salary was increased from $500,000 to $600,000. In determining base salary for Mr. LaRue, the Compensation Committee considered survey benchmark data provided by Mercer as well as salary proxy data for executives in similar positions at comparably sized peer group real estate companies. When comparing Mr. LaRue’s base salary to that of our former President and CEO, Charles A. Ratner, the Compensation Committee also considered that Charles A. Ratner’s base salary and total compensation opportunity as President and CEO had taken into account his significant ownership interests and therefore had historically resulted in an amount lower than the median of the benchmark data.

Beginning with fiscal year 2011, Robert G. O’Brien’s base salary was increased from $500,000 to $550,000. The decision to increase his salary was based on benchmark survey data, as well as peer group proxy pay information and internal equity considerations.

Consistent with their employment agreements, base salary amounts for certain Named Executive Officers in 2011 were unchanged from the previous fiscal year-end as follows: Charles A. Ratner, $500,000; James A. Ratner, $450,000; and Ronald A. Ratner, $450,000.

Brian J. Ratner does not have an employment agreement but his salary increased to $425,000 effective May 29, 2011 reflecting his new role as President of Forest City Texas, Inc.

Short-Term Incentives: Named Executive Officers and other eligible senior executives and managers participate in the STIP. The STIP’s primary objective is to motivate senior executives and managers to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned, if any, can be considerably above or below target levels based on our actual performance.

Our CEO, in consultation with other members of the senior management team, recommends a performance level that must be achieved for any payment to be earned under the STIP. For 2011, the maximum award under the STIP that could be earned by each Named Executive Officer was 1% of the excess, if any, of EBDT over $220 million, up to $1.2 million. Assuming this level is attained, the Compensation Committee then can exercise negative discretion to reduce the final award earned for each eligible executive officer, including our Named Executive Officers.

Actual EBDT for 2011 was $334.4 million resulting in a maximum allowable award of approximately $1.14 million for each participating executive. However, the Compensation Committee, through the exercise of its negative discretion, took a number of factors into consideration in determining the amounts actually awarded to each Named Executive Officer.

The Compensation Committee alone determines awards payable under the STIP to the President and CEO. In determining the STIP Award amounts for Robert G. O’Brien, James A. Ratner, Ronald A. Ratner and Brian J. Ratner, the Compensation Committee weighed recommendations by David J. LaRue and Charles A. Ratner.

The Compensation Committee exercised discretion to reduce the maximum amount of award that could be paid to each Named Executive Officer for 2011 based on its subjective review of corporate and individual performance. In exercising its discretion, the Compensation Committee considered the following:

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Benchmark data, including survey information and peer group proxy data provided by Mercer prior to the beginning of the fiscal year, suggested that the target annualized short-term incentive opportunity for each Named Executive Officer other than Brian J. Ratner should be approximately 100% of base salary; Survey information suggested Brian J. Ratner’s target annualized short-term opportunity should be approximately 80% of base salary;

•	Historically, the maximum award opportunity under the STIP has been 200% of the target award amount;

•	Our overall financial results, including that our:

•	EBDT per share was $1.61 or 1.3% higher than fiscal year 2010 levels;
•	Actual EBDT was $334.4 million or nearly 8% higher than for the previous fiscal year; and
•	Comparable NOI from Rental Properties was 1.4% higher than 2010 results;

•	Our continued deleveraging of our balance sheet and improving debt metrics;

•	Internal equity factors; and

•	Individual performance factors noted below.

In determining the 2011 STIP award for David J. LaRue, the Compensation Committee considered the following factors:

•	Assumed new role as President and CEO of the company;

•	Established new working relationships with chairman and independent directors;

•	Led efforts to improve investor relations and transparency:

•	Assumed personal responsibility for developing improved communications with key shareholders

•	Established strategy for enhanced disclosure of NAV components and other relevant performance metrics;

•	Provided active, “hands on” leadership to strategic planning process resulting in completion of 2012-2015 Strategic Plan;

•	Established specific goals for two critical projects in our New York market;

•	Executed on new, $350 million convertible senior note transaction; and

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Led implementation of a Company-wide initiative designed to enhance operational efficiencies, reduce costs and develop a standardized manner of procuring services across all Company divisions (“Project Momentum”) including the creation of an Accounting Services Organization, the creation of a revamped procurement function and continued consolidation of IT, energy and HR functions across the enterprise.

Robert G. O’Brien’s 2011 STIP award amount was determined by the Compensation Committee after taking the following factors into account in his capacity as our EVP and Chief Financial Officer:

•	Led efforts to successfully execute on a $350 million convertible senior note transaction;

•	Led property level debt financings of over $3 billion;

•	Oversaw recapitalization of two large projects in the New York market;

•	Provided leadership and input for changes in public disclosures to enhance shareholder transparency;

•	Provided critical leadership to the strategic planning efforts including financial modeling, resulting in a budget for the 2012-2015 strategic plan;

•	Orchestrated deleveraging results;

•	Established and led a cross-organizational team to develop a strategy for securing new financial partners;

•	Established strategy for enhanced disclosure of NAV components and other relevant performance metrics;

•	Successfully implemented key recommendations from Project Momentum with restructuring of our Company’s accounting activities and formation of the Accounting Services Organization; and

•	Led ongoing enterprise risk management activities.

In determining Charles A. Ratner’s 2011 STIP award, the Compensation Committee considered the following:

•	Successfully orchestrated CEO succession with David LaRue assuming CEO role in June 2011;

•	Assumed new role as Chairman of the Board of Directors;

•	Provided significant leadership to strategic planning efforts, resulting in completion of the 2012–2015 Strategic Plan; and

•	Led efforts to review make up of Board of Directors and related governance matters.

James A. Ratner’s 2011 STIP award was determined taking into account his accomplishments as chairman, president and CEO of the Commercial Development Group and after consideration of the following factors:

•	Assumed direct report oversight for the Commercial Business Unit;

•	Assumed leadership responsibility for the Ridge Hill project in Yonkers, New York, overseeing a highly successful grand opening in October 2011;

•	Provided leadership and guidance to significant property dispositions:

•	Sale of Waterfront Station office buildings in Washington for $356 million
•	Sale of land and air rights behind Cleveland’s Tower City for $85 million
•	Sale of Ritz Carlton Hotel Cleveland for $36.5 million;

•	Completed development of $185 million Las Vegas City Hall;

•	Continued to provide direct oversight of our international development efforts; and

•	Played critical leadership role in strategic planning efforts.

As president and CEO of Forest City’s Residential Group, Ronald A. Ratner’s 2011 STIP award amount was determined by the Compensation Committee after consideration of the following factors:

•	Achieved superior portfolio performance, performing in the top quartile of residential peer group;

•	Opened Foundry Lofts at the Yards in Washington, a 170 unit adaptive reuse project;

•	Led efforts culminating in the successful opening of the Central Park Boulevard Interchange in Denver, providing direct access to I-70 and I-270 and opening access to Northfield at Stapleton;

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Finalized contract with the U.S. Air Force to privatize military family housing at four bases in the southeastern United States, ultimately adding approximately 2,185 units to our military housing portfolio;

•	Provided leadership and support to Project Momentum efforts and restructuring of residential accounting resources; and

•	Provided ongoing leadership in development of a multifamily housing strategy, as a major component of the 2012-2015 strategic plan.

In determining Brian J. Ratner’s 2011 STIP award, the Compensation Committee considered the following:

•	Advanced strategic core market initiative for Forest City by relocating to our Texas office;

•	Closed on first phase of casino land transaction;

•	Executed on 300,000 square foot casino lease transaction;

•	Negotiated directly on the sale of the Ritz-Carlton Hotel in Cleveland for $36.5 million as part of the casino transaction; and

•	Actively participated in the development of the 2012-2015 strategic plan.

The actual award amounts earned by each Named Executive Officer under the STIP for 2011 and approved by the Compensation Committee were as follows:

Named Executive Officer	2011 STIP Award Earned	2011 STIP Award as a Percentage of Base Salary
David J. LaRue	$835,000	139%
Robert G. O’Brien	$765,000	139%
Charles A. Ratner	$695,000	139%
James A. Ratner	$625,000	139%
Ronald A. Ratner	$625,000	139%
Brian J. Ratner	$560,000	132%

Long-Term Incentives: Our long-term incentives align pay with long-term strategic goals and shareholder value creation. They also enhance our retention of senior executives and managers, and facilitate stock ownership. Our long-term incentives consist primarily of two components:

•	Cash awards; and

•	Equity provided primarily through the use of stock options, restricted stock and/or performance shares.

Our Named Executive Officers and other senior executives and managers are currently eligible to receive long-term incentives. Under the LTIP, most equity awards are granted annually while cash award opportunities are generally provided over a multi-year time frame to coincide with our strategic planning cycle. This promotes a balanced focus on objectives under the strategic plan in support of long-term value creation.

In determining award levels for Named Executive Officers, the Compensation Committee gives consideration to competitive market practice, employee responsibility level, and internal equity.

Based on a comprehensive competitive benchmarking study conducted by Mercer in early 2008, the annualized LTIP for David J. LaRue and Robert G. O’Brien was targeted at 180% of base salary. Given their substantial equity ownership interests, the target total annualized LTIP levels for Charles A. Ratner, James A. Ratner and Ronald A. Ratner were maintained at 120%. Brian J. Ratner’s target total annualized LTIP percentage was set at 120% reflecting his previous role as President of East Coast Development for our Commercial Division and continuing with his promotion to President of Forest City Texas, Inc.

Beginning with the 2011 fiscal year the annualized LTIP target for David J. LaRue was adjusted to 240% to reflect his mid-year promotion to President and CEO. Effective with the 2012 fiscal year his annualized LTIP target award will be adjusted to 360%. In moving to this new target effective with the 2012 fiscal year, the Compensation Committee determined it was consistent with peer group proxy and benchmark survey information for executives in comparable positions. The increased target will also eliminate the need for annual discretionary equity grants being provided to Mr. LaRue in order to bring his target total direct compensation opportunity to competitive levels.

As reflected in the table below, the current annualized targeted mix of LTIP awards for the majority of our Named Executive Officers is one-third in the form of stock options, one-third in terms of annualized equivalent performance shares and one-third in an annualized equivalent cash award opportunity. Brian J. Ratner’s award opportunity is one-quarter in the form of stock options, one-quarter in restricted shares and one-half in the form of an annualized equivalent cash award opportunity reflecting his role as President of Forest City Texas, Inc. Actual awards earned, if any, can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation.

Named Executive Officer	2011 Fiscal Year Target Annual Award Equivalents
	Total LTIP Award Percentage	Percentage in the form of Stock Options	Percentage in the form of annualized equivalent Performance Shares	Percentage in the form of Restricted Stock	Percentage in the form of annualized equivalent Cash LTIP (paid once at the end of the performance period)
David J. LaRue	240%	80%	80%	0%	80%
Robert G. O’Brien	180%	60%	60%	0%	60%
Charles A. Ratner	120%	40%	40%	0%	40%
James A. Ratner	120%	40%	40%	0%	40%
Ronald A. Ratner	120%	40%	40%	0%	40%
Brian J. Ratner	120%	30%	0%	30%	60%

Cash

2008 – 2011 Cash LTIP Performance Cycle

Our Named Executive Officers participate in the cash-based portion of the LTIP with award levels ranging from between 0% to 175% of targeted levels based on performance results of the Company over a related performance period. The 2008-2011 Cash LTIP performance cycle for David J. LaRue, Robert G. O’Brien, Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Brian J. Ratner began May 1, 2008 and ran through January 31, 2012. The performance period that began in May 2008 for our Named Executive Officers was driven by our desire to qualify any payments earned as performance-based compensation as defined under Section 162(m). Since the performance targets were established after the end of our first fiscal quarter of 2008, we chose, with Compensation Committee approval, to have the performance period begin in the second fiscal quarter. For the 2008-2011 Cash LTIP performance period we based awards on corporate and/or business unit performance goals.

Performance goals for these opportunities were derived from our strategic plan at the time. Executives were eligible to earn an incentive that accrues toward a single payment at the end of each performance period, provided the performance objectives pertaining to EBDT per share and Total Return were met. For example, the annual cash-based LTIP accrual for the Mr. Charles A. Ratner was targeted at 40% of his annual base salary or 160% of his average base salary over the performance cycle. James A. Ratner’s and Ronald A. Ratner’s 2008 –2011 Cash LTIP award opportunity was based in part on the Total Return performance for their respective business units, Commercial and Residential, for which they are Chief Executive Officers. Similarly, David J. LaRue’s 2008 – 2011 Cash LTIP award opportunity was based in part on the Total Return performance for the Commercial Business Unit, for which he previously was President. Brian J. Ratner’s 2008 – 2011 Cash LTIP award opportunity was also based in part on the Total Return performance for the Commercial Business Unit for which he was previously President of East Coast Development.

Given the dramatic change in economic conditions from when the goals under the Cash LTIP for this cycle had originally been adopted in early 2008, no award was earned for this performance period. Our cumulative EBDT per share goal had been $11.81 and actual was $7.25, resulting in below threshold performance. Our annualized corporate and business unit Total Return goals had been 9% each, with actual performance well below threshold levels. The cumulative total target, threshold and maximum award opportunities under the 2008 – 2011 Cash LTIP are shown in the table below for the performance periods ending January 31, 2012.

Named Executive Officer

Cumulative Cash LTIP Award Opportunity and Actual Cumulative Awards Earned

expressed as a Percentage of Average Base Salary over the multi-year Performance Period beginning in 2008 and ending January 31, 2012

	Cumulative Target	Cumulative Threshold	Cumulative Maximum	Actual Cumulative Award Earned
David J. LaRue	240%	120%	420%	0%
Robert G. O’Brien	240%	120%	420%	0%
Charles A. Ratner	160%	80%	280%	0%
James A. Ratner	160%	80%	280%	0%
Ronald A. Ratner	160%	80%	280%	0%
Brian J. Ratner	240%	120%	420%	0%

The Compensation Committee alone determines awards payable to the President and CEO. The Compensation Committee also reviews and approves awards payable to other participants, including our other Named Executive Officers. For the 2008 – 2011 performance cycle the Compensation Committee validated that no award had been earned for any Named Executive Officer since a threshold level of performance had not been achieved.

2010 – 2011 Cash LTIP Performance Cycle

In light of the economic climate and business conditions which persisted in 2009, the Compensation Committee began to assess whether the 2008-2011 Cash LTIP goals were still relevant and attainable. As a result of this assessment, in early 2010, the Compensation Committee approved the establishment of a new two-year performance cycle under the cash-based LTIP for our Named Executive Officers that coincided with a revised strategic planning period encompassing fiscal years 2010 and 2011. To qualify any payments earned under the cash-based portion of the LTIP as performance-based under Section 162(m), the Compensation Committee approved an award amount opportunity for each of these executives that would be equivalent to 1% of the excess, if any, of cumulative EBDT over $400 million for the performance period, but not to exceed $2.0 million, and subject to the Compensation Committee’s exercise of negative discretion in determining any final award earned. The actual amounts earned by each executive were based on achievement of the aforementioned cumulative EBDT goal, and took into account certain other qualitative and/or quantitative factors as determined by the Compensation Committee.

Actual cumulative EBDT for the 2010 – 2011 fiscal year performance cycle was $644.3 million, resulting in an allowable award of up to $2.0 million for each participating executive However, the Compensation Committee, through the exercise of its negative discretion, took a number of factors into consideration in determining the amounts actually awarded to each executive.

The Compensation Committee exercised discretion to reduce the maximum amount of award that could be paid to each of our Named Executive Officers based on its subjective review of corporate and individual performance. In exercising its discretion to determine each award under the two-year Cash LTIP, the Compensation Committee considered the following:

•	Benchmark data including survey information and peer group proxy data provided by Mercer, suggesting two-year Cash LTIP opportunity targets as follows:

•	David J. LaRue – 140% (comprised of 60% for fiscal year 2010 and 80% for 2011 reflecting his promotion to President and CEO)
•	Robert G. O’Brien – 120%
•	Charles A. Ratner – 80%
•	James A. Ratner – 80%
•	Ronald A. Ratner – 80%
•	Brian J. Ratner – 120%

Note targets for Charles A. Ratner, James A. Ratner and Ronald A. Ratner have historically been reduced from benchmark and proxy data levels due to each executive’s ownership interests;

•	Historically, the maximum award opportunity under the Cash LTIP has been 175% of the target award amount;

•	Our overall financial results for the 2010 – 2011 fiscal year period, including that our:

•	Cumulative EBDT per share was $3.20;
•	Actual Cumulative EBDT was $644.3 million;

•	Our continued deleveraging of our balance sheet and improving debt metrics; and

•	Individual performance as noted below.

In determining the 2010 – 2011 Cash LTIP award for David J. LaRue, the Compensation Committee considered the following factors:

•	Assumed new role as President and CEO of the company;

•	Rationalized our development efforts as evidenced by:

•	Openings at East River Plaza, Presidio Landmark, Village at Gulfstream and the Waterfront

•	Reducing pipeline risk by starting less than $400 million in new development projects over the past three years and working to stabilize properties;

•	Led efforts to improve investor relations including enhanced communication and transparency;

•	Built relationships with the board and investor community;

•	Established strategy for enhanced disclosure of NAV components and other relevant performance metrics;

•	Provided active, “hands on” leadership to strategic planning process resulting in completion of 2012-2015 Strategic Plan;

•	Effectively focused management attention of New York on critical business issues including the creation of milestones for two significant projects;

•	Executed on new, $350 million convertible senior note transaction; and

•

Led implementation of key recommendations from Project Momentum including the creation of an Accounting Services Organization, the creation of a revamped procurement function and continued consolidation of IT, energy and HR functions across the enterprise.

Robert G. O’Brien’s 2010-2011 Cash LTIP award was determined considering the following:

•	Led efforts to significantly improve our capital position, developing a capital strategy to improve our balance sheet:

•	March 2010 debt and equity transactions which resulted in $220 million in capital raised
•	Open market purchase of $19 million in senior notes due in 2011 and 2017
•	Privately negotiated exchange of $110 million in convertible senior notes due 2016, to Class A Common stock
•	Successfully orchestrating a new three-year revolving credit facility with our 14 member bank group
•	Successfully executed $350 million convertible senior note transaction in July 2011;

•	Led property level debt financings of over $4 billion for the two-year period;

•	Oversaw recapitalization of two major New York projects;

•	Provided leadership and input for changes in public disclosures to enhance shareholder transparency;

•	Orchestrated deleveraging results;

•	Provided critical leadership to the strategic planning efforts including financial modeling, resulting in a budget for the 2012 – 2015 strategic plan;

•	Established and led a cross-organizational team to develop a strategy for securing new financial partners;

•	Successfully implemented key recommendations from Project Momentum with restructuring of our Company’s accounting activities and formation of the Accounting Services Organization; and

•	Initiated and led enterprise risk management activities.

The Compensation Committee considered the following in arriving at Charles A. Ratner’s 2010-2011 Cash LTIP award amount:

•	Successfully orchestrated CEO succession with David LaRue assuming CEO role in June, 2011;

•	Assumed new role as Chairman of the Board of Directors;

•	Led development and execution of strategies to cope with financial challenges over the past three years:

•	Led executive team in exceeding EBDT goals
•	Rationalization of development efforts
•	Expansion of capital diversity;

•	Provided oversight of continued progress in Atlantic Yards Development with sale of our the majority of our interest in the Nets and commencement of construction of the Barclay’s Center;

•	Provided significant leadership to strategic planning efforts, resulting in completion of the 2012 – 2015 Strategic Plan; and

•	Led efforts to review make up of Board of Directors and related governance matters.

James A. Ratner’s 2010-2011 Cash LTIP award amount was determined considering the following factors:

•	Assumed direct report oversight for the Commercial Business Unit;

•	Successfully led the efforts in opening two retail shopping centers; Village at Gulfstream and East River Plaza;

•	Led efforts to stabilize retail assets;

•	Assumed leadership responsibility for the Ridge Hill project in Yonkers, New York:

•	Assumed critical role in securing Lord & Taylor as anchor tenant
•	Oversaw highly successful grand opening in October, 2011;

•	Provided leadership and guidance to significant property dispositions

•	Sale of Waterfront Station in Washington for $356 million
•	Sale of land and air rights behind Cleveland’s Tower City for $85 million
•	Sale of Ritz Carlton Hotel to Rock Caesars LLC for $36.5 million;

•	Completed development of $185 million Las Vegas City Hall;

•	Continued to provide direct oversight of our international development efforts; and

•	Played critical leadership role in strategic planning efforts.

Ronald A. Ratner’s 2010-2011 Cash LTIP award amount was determined taking the following accomplishments into account:

•	Achieved superior portfolio performance of comp NOI, performing in the top quartile of residential peer group over the past two years;

•	Opened Foundry Lofts at the Yards in Washington, a 170 unit adaptive reuse project;

•	His primary leadership oversight for the Presidio Landmark project which opened during the 2010 fiscal year;

•	Led efforts culminating in the successful opening of the Central Park Boulevard Interchange in Denver, providing direct access to I-70 and I-270 and opening access to Northfield at Stapleton;

•

Finalized contract with the U.S. Air Force to privatize military family housing at four bases in the southeastern United States, ultimately adding approximately 2,185 units to our military housing portfolio;

•	Provided leadership and support to Project Momentum efforts and restructuring of residential accounting resources; and

•	Provided ongoing leadership in development of a multifamily housing strategy, as a major component of the 2012-2015 strategic plan.

Brian J. Ratner’s award amount took into account the following factors:

•	Executed on casino air rights transaction at Tower City for $85 million;

•	Developed the Village of Gulfstream Park Regional Lifestyle Center;

•	Advanced strategic core market initiative for Forest City by relocating to our Texas office;

•	Closed on first phase of casino land transaction;

•	Executed on 300,000 square foot casino lease transaction;

•	Negotiated directly on the sale of the Ritz-Carlton Hotel in Cleveland for $36.5 million as part of the casino transaction; and

•	Actively participated in the development of the 2012-2015 strategic plan.

The actual award amounts earned by each Named Executive Officer under the Cash LTIP for the 2010 – 2011 performance cycle and approved by the Compensation Committee were as follows:

Named Executive Officer	2010 – 2011 Cash LTIP Award Earned	2010 – 2011 Cash LTIP Award as a Percentage of Average Base Salary
David J. LaRue	$1,100,000	200%
Robert G. O’Brien	$ 900,000	171%
Charles A. Ratner	$ 575,000	115%
James A. Ratner	$ 515,000	114%
Ronald A. Ratner	$ 515,000	114%
Brian J. Ratner	$ 650,000	172%

Equity

We typically grant equity awards under the LTIP following the release of full year earnings for the prior fiscal year. Stock options have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Compensation Committee has not granted options, and does not intend to grant options, with an exercise price less than the closing market price of our Class A Common Stock on the grant date, reprice options or issue options with “reload” provisions.

Equity awards may be granted to Named Executive Officers as well as other senior executives and managers of significant subsidiaries as determined by the Compensation Committee, based on an evaluation of their duties and overall performance including current and potential contributions to our success. We use different award tiers based on recommendations by our compensation advisor that take into consideration market pay practices to determine the mix of equity opportunities.

Stock options will only have value if our stock price appreciates from the time of grant to the time of exercise. In order to enhance employee retention, stock options and any restricted stock awards typically vest over a four-year period following the date of grant as follows:

•	25% after two years;

•	another 25% after three years; and

•	the remaining 50% after four years.

Stock options granted are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. For fiscal year 2011, we continued to use the Black-Scholes option pricing model to determine the number of options granted. As discussed earlier in this document, and as shown in the table contained under “Cash” in this section of the CD&A, equity awards are expressed as a targeted annualized percentage of pay.

The amount of equity granted in 2011 represented the annualized equivalent dollar value based on the targeted percentages of pay for each executive as called for under our LTIP. For 2011 our total equity grants to all executives and senior managers, including our Named Executive Officers, resulted in a run rate of approximately 0.75% of total common shares outstanding.

2008 – 2011 Cycle Performance Share Grant Opportunity

The majority of our Named Executive Officers were provided with a performance share grant opportunity during 2008 under which they were eligible to earn shares of Class A Common Stock based on the performance of our Company over a three and three-quarter year period ending January 31, 2012. The performance period that began in May 2008 for these Named Executive Officers was driven by our desire to qualify any payments earned as performance-based compensation as defined under Section 162(m). The actual number of performance shares earned was determined using the same measures and targets used to calculate awards earned under the Cash LTIP over the same performance period. The number of performance shares earned could range from between 0% and 175% of the target annualized equivalent amount multiplied by four. The Compensation Committee approved the use of performance shares since it believes these shares effectively align the amounts earned with actual performance of the Company, hence strongly supporting our pay for performance philosophy.

The cumulative total target, threshold and maximum performance share award opportunities are shown in the table below for the 2008 – 2011 performance period ending January 31, 2012.

Named Executive Officer	Cumulative Performance Share Award Opportunity expressed as a Percentage of 2008 Base Salary and Actual Cumulative Awards Earned over the multi-year Performance Period beginning in 2008 and ending January 31, 2012
	Cumulative Target	Cumulative Threshold	Cumulative Maximum	Actual Cumulative Award Earned
David J. LaRue	240%	120%	420%	0%
Robert G. O’Brien	240%	120%	420%	0%
Charles A. Ratner	160%	80%	280%	0%
James A. Ratner	160%	80%	280%	0%
Ronald A. Ratner	160%	80%	280%	0%
Brian J. Ratner	Not Eligible	Not Eligible	Not Eligible	Not Eligible

The Compensation Committee alone determines awards payable to the President and CEO. The Compensation Committee also reviews and approves awards payable to other participants, including Robert G. O’Brien, Charles A. Ratner, James A. Ratner and Ronald A. Ratner. Given the dramatic change in economic conditions from when the goals for the cumulative performance share grant opportunity were set for this cycle in early 2008, the threshold level of performance was not achieved for this performance period and the Compensation Committee validated that no performance share award had been earned for any eligible Named Executive Officer.

The corporate and business unit performance targets used under both the Cash LTIP and for performance share award determinations took into consideration our long-term strategic business plan at the time. Our strategic plans are reviewed and approved in principle by the Board of Directors. When establishing the strategic plan, management and the Board of Directors consider:

•	The historical performance of the Company over extended time periods;

•	External elements such as economic conditions and competitive factors; and

•	Company capabilities and performance objectives.

In early 2011, the Compensation Committee considered whether an additional one-year grant opportunity for performance shares was appropriate for David J. LaRue, Robert G. O’Brien, Charles A. Ratner, James A. Ratner and Ronald A. Ratner. In lieu of granting additional performance shares to certain of our Named Executive Officers based on the existing formula under the LTIP, the Compensation Committee chose to allocate the annualized value equally between stock options and restricted shares. The Compensation Committee noted that the original intent in using performance shares was to align such awards with a longer term strategic planning cycle and that a new four-year strategic planning cycle would begin in 2012. In making this decision, the Compensation Committee considered the accounting treatment and tax deductibility of any additional performance share awards along with the appropriateness and retentive value of issuing performance shares over a one-year performance period, and concluded that a shift toward a mix of options and restricted shares, which vest over four years, was more appropriate for the 2011 grants. The Compensation Committee has approved the use of performance shares for certain eligible executives in connection with our 2012 – 2015 strategic planning cycle.

Brian J. Ratner’s equity grants were based on a percentage of his base salary at the time of grant and reflected a targeted mix of stock options and restricted stock.

In addition during 2011, we granted David J. LaRue and Robert G. O’Brien 56,433 additional shares of restricted stock each that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares were provided to these Named Executive Officers to promote retention and to provide an enhanced ownership stake.

The approximate total value of equity awards granted to each Named Executive Officer for 2011 are shown below (using the applicable Black-Scholes or grant date fair values).

Named Executive Officer	Approximate Value of Stock Options granted in 2011 under the LTIP	Approximate Value of Stock Options granted in 2011in lieu of annualized Target Performance Share Award	Approximate Value of Restricted Stock granted in 2011 in lieu of annualized Target Performance Share Award	Approximate Value of Restricted Stock granted in 2011 under the LTIP	Approximate Value of Discretionary Restricted Stock Grant provided in 2011 to promote retention and enhanced ownership
David J. LaRue	$480,000	$240,000	$240,000	$0	$1,000,000
Robert G. O’Brien	$330,000	$165,000	$165,000	$0	$1,000,000
Charles A. Ratner	$200,000	$100,000	$100,000	$0	$0
James A. Ratner	$180,000	$ 90,000	$ 90,000	$0	$0
Ronald A. Ratner	$180,000	$ 90,000	$ 90,000	$0	$0
Brian J. Ratner	$101,300	$0	$0	$101,300	$0

Benefits and Other Perquisites: Consistent with our pay for performance philosophy, Named Executive Officers do not receive a large number of perquisites or supplemental benefits. Named Executive Officers as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in a qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. They are also provided with a company-paid long-term care policy. We do not maintain a qualified defined benefit pension plan.

To supplement retirement benefits and enhance retention of senior executives, all Named Executive Officers also participate in an unfunded nonqualified supplemental retirement plan administered by the Compensation Committee, which historically provided for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. Effective with the 2008 fiscal year, no new participants were admitted into this plan and no additional annual contributions will be made on behalf of Named Executive Officers and other senior executives and managers.

We also provide our Named Executive Officers with an executive medical benefit and the premium cost associated with a long-term care policy. Each Named Executive Officer is also offered a monthly auto allowance for personal use. Certain Named Executive Officers also receive reimbursements for club dues or parking allowances. The value of these items is included in the All Other Compensation column of the Summary Compensation Table.

Additionally, a death benefit is provided to David J. LaRue, Robert G. O’Brien, Charles A. Ratner, James A. Ratner and Ronald A. Ratner. The benefit is equal to five times the annual salary of each executive at the time of death and is paid to his designated beneficiaries in the form of salary continuation for a period of five years in the event the executive dies while in our employment. Further information on the value of these benefits is provided in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

Additional Executive Compensation Policies

Stock Ownership Policy: The Compensation Committee adopted the Ownership Policy in 2010 to align our compensation programs more closely to shareholder interests.

Under the Ownership Policy, our Named Executive Officers with the exception of Brian J. Ratner are required to maintain ownership in our Common Stock expressed as a multiple of their annual base salary. Such executives have five years from the implementation date of this Ownership Policy in which to acquire and maintain the required ownership levels. If an executive currently covered by the Ownership Policy is promoted, resulting in an increase in ownership requirements, the executive will have either the balance of the initial five-year period or three years from the date of promotion, whichever is greater, in which to achieve the ownership requirements associated with his/her new job. Other executives and associates, who become covered executives due to promotion and/or a change in responsibilities, will have five years from date of promotion to meet the Ownership Policy requirements.

Recognizing our common stock price can fluctuate over time, a covered executive will be deemed to continue to meet the requirements under the Ownership Policy if:

•	He/she meets the requirements on any of the anniversary dates during the initial five (or in the case of a change in responsibilities and/or promotion, a subsequent three) year period; AND

•	The value of the stock subsequently declines; AND

•	The covered executive at least maintains the same number of shares as when he/she first met the requirements.

Annually, each covered executive’s ownership level will be reviewed relative to the requirements for their position to determine whether they meet the requirements and hence trigger this “Once Met, Always Met” provision of the Ownership Policy.

Under the Ownership Policy, David J. LaRue’s ownership requirement increased to five times his annual base pay as a result of his promotion to President and CEO. He will have until July 1, 2015 to meet his stock ownership requirement. Charles A. Ratner had a five times annual base pay ownership requirement while he was President and CEO, a requirement he met as of July 1, 2011. Going forward Charles A. Ratner will no longer be subject to the Ownership Policy in his new role as Chairman. Three other Named Executive Officers currently have a requirement of three times their annual base pay. As of July 1, 2011 Robert G. O’Brien, James A. Ratner and Ronald A. Ratner had met their ownership requirements.

Clawback Policy: Effective February 1, 2011, the Compensation Committee adopted a recoupment policy for compensation paid to certain executive officers, including our Named Executive Officers who are covered by the Ownership Policy, under the following circumstances:

•

The payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements filed with the SEC, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been misstated;

•

The Compensation Committee determines, in its sole discretion, exercised in good faith, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the misstatement of the metrics;

•	The misstatement was discovered within three years of the filing of the financials; and

•

The Compensation Committee determines, in its sole discretion, that it is in the best interests of our Company and its shareholders for the officer to repay or forfeit all or any portion of their compensation.

The Compensation Committee intends to periodically review our existing Clawback Policy and, as appropriate, conform it to the requirements under Dodd-Frank after the SEC issues final guidance on this matter.

Employment Agreements: As previously disclosed in this proxy statement, we entered into employment agreements with David J. LaRue and Robert G. O’Brien on September 22, 2011. The agreements are each effective for a period of three years from June 10, 2011 and will continue for additional periods of one year until termination by the Company or the covered officer pursuant to the conditions designated in the respective agreement, including by death, disability, by the Company with or without cause, by the executive with or without “good reason” or upon non-renewal of the then current employment term.

Under the agreements, Messrs. LaRue and O’Brien will receive initial base salaries of $600,000 and $550,000, respectively, subject to annual adjustments based upon the performance by the respective officers and Company, as well as industry standards. They will remain eligible to participate in the executive versions of the STIP and the LTIP in accordance with the terms established by our Compensation Committee from time to time.

Subject to certain limitations contained in the employment agreements, Messrs. LaRue and O’Brien will be eligible for severance payments and benefits upon termination. Following termination, each officer generally will be entitled to:

•

The earned and unpaid portions of his annual base salary, incentive compensation under the STIP and LTIP for the last completed performance period prior to termination, and accrued and unused paid-time-off through the date of termination; and

•	Any other amounts or benefits required to be paid or provided or which he is eligible to receive.

Also, subject to the conditions set forth in the employment agreements, including the requirement to release all claims against the Company, following termination due to disability, by the Company without cause or by the executive for “good reason,” as defined in the employment agreements and summarized below, Messrs. LaRue and O’Brien generally shall be entitled to additional severance as more fully described under the “Other Benefits and Perquisites” portion of the “Potential Payments Upon Termination” section of this proxy statement.

“Good reason” is defined to include: 1) a material reduction in the responsibilities of a covered executive; or 2) a material reduction by the Company of the executive’s base salary, targeted STIP or LTIP opportunity or a 10% or greater reduction in their total direct compensation opportunity; or 3) a material change in the geographic location for their job; or 4) a material breach of the agreement by our Company.

Pursuant to the employment agreements, Messrs. LaRue and O’Brien each agreed to certain non-solicitation and non-competition provisions applicable during the terms of their respective employments with the Company and for a two-year period following thereafter. In addition, the employment agreements also contain customary non-disparagement and confidentiality provisions applicable during and after the terms of their respective employments with the Company.

The employment agreements, however, do not contain change of control provisions nor do they provide for excessive perquisites or benefits. In addition, the agreements do not provide for tax gross-ups associated with severance payments.

As noted earlier in this CD&A, the Compensation Committee approved the employment agreements with Messrs. LaRue and O’Brien to improve retention of our top two executives and to protect our Company in the event an individual executive decides to voluntarily terminate their employment for “good reason.”

Charles A. Ratner, James A. Ratner, and Ronald A. Ratner also have employment agreements that provide for a minimum base salary and death benefits and are renewable for one-year periods. In addition, the agreements for Charles A. Ratner, James A. Ratner and Ronald A. Ratner contain a non-compete provision.

Brian J. Ratner does not have an employment agreement with us.

Plan Design as it Pertains to Risk

The Audit and Compensation Committees reviewed the results of a risk assessment at a joint meeting in March of 2012. The risk assessment was conducted by representatives of human resources and senior management in connection with the requirements set forth by the SEC to assess whether our compensation programs and policies encourage inappropriate risk-taking. In conducting this analysis, we used materials provided by outside counsel and compensation consulting firms. We used a compensation risk scorecard to evaluate our executive compensation programs and policies relative to a number of risk factors including: pay opportunity; pay mix; performance goals, metrics and targets; external reference to peers and market practices; and use of appropriate checks and balances. Based on this review, the Committees concluded that our overall compensation approaches and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, the Committees considered that our compensation approaches are in line with competitive and best practices, are based on measures tied to appropriate business results and are structured to encourage a balanced focus on both short-term and long-term performance without encouraging inappropriate risk-taking on the part of participants.

Tax and Accounting Implications

Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1.0 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. To the extent any of the Named Executive Officers have received non-qualifying compensation in excess of the $1 million limit it was not deducted. The Compensation Committee’s policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Scott S. Cowen (Chairman)	Arthur F. Anton	Michael P. Esposito, Jr.
Deborah L. Harmon	Stan Ross	Louis Stokes

The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such acts.

Potential Payments upon Termination or Change of Control

The following discussion outlines the payments that would be provided to our Named Executive Officers in the event of termination, retirement, death, disability or change of control as of January 31, 2012. Given the significant ownership interests in our common stock as described in the CD&A, we do not provide for incremental change of control benefits with the exception of accelerated vesting of any unvested restricted stock.

Under our various plans described in the CD&A and below (with the exception of the Elective Deferred Compensation and Nonqualified Supplemental Retirement Plans), in order to be eligible for payment upon retirement, a Named Executive Officer must be 65 years old and have served the Company or its subsidiaries for five or more years.

Short-Term Incentive Plan

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$0	$835,000	$835,000	$0	$835,000	$835,000	$0
Robert G. O’Brien	$0	$765,000	$765,000	$0	$765,000	$765,000	$0
Charles A. Ratner	$695,000	$0	$0	$0	$695,000	$695,000	$0
James A. Ratner	$625,000	$0	$0	$0	$625,000	$625,000	$0
Ronald A. Ratner	$0	$0	$0	$0	$625,000	$625,000	$0
Brian J. Ratner	$0	$0	$0	$0	$560,000	$560,000	$0

No STIP payment would be earned under the Plan by our Named Executive Officers in the event of voluntary or involuntary termination during the 2011 performance period. Under the terms of the Executive STIP, our Named Executive Officers or their estates would be eligible for a prorated payment upon retirement, death or disability if they terminated before the end of the performance period, with the final amount subject to application of negative discretion by the Compensation Committee. In terms of change of control, no specific payment trigger provisions exist under the Executive STIP or in any employment agreements we have with our Named Executive Officers. For illustrative purposes we are assuming the triggering events would occur on the last day of the fiscal year, therefore resulting in an opportunity for a non-prorated payment, as determined by the Compensation Committee.

Under the terms of their employment agreements, David J. LaRue and Robert G. O’Brien would be able to receive an award under the STIP if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason”, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be prorated based on the number of days in the performance period the executive worked through their date of termination.

Cash-Based Long-Term Incentive Plan (2008 – 2011 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$0	$0	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0	$0	$0
Charles A. Ratner	$0	$0	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0	$0	$0
Brian J. Ratner	$0	$0	$0	$0	$0	$0	$0

Upon retirement under the 2008 – 2011 Cash LTIP, our Named Executive Officers would be able to receive a prorated award to be determined after the end of the performance period. Similarly, in the event of death or disability, the estate of the deceased or his legal representative would be eligible to receive such payment. In terms of change of control, no specific payment trigger provisions exist under the Executive LTIP or in any employment agreements we have with our Named Executive Officers. The actual amount of the award would be determined using the performance achieved relative to goals as determined by the Compensation Committee. For other voluntary and involuntary termination reasons, these executives would not be eligible to receive a prorated payment.

For the performance cycle which began in 2008 and ended on January 31, 2012, our Named Executive Officers would be eligible to receive an award if they had terminated as of January 31, 2012 due to retirement, death or disability. However, we determined that no award had been earned by any Named Executive Officer since performance was below threshold levels.

Under the terms of their employment agreements, David J. LaRue and Robert G. O’Brien would be able to receive an award under the Cash LTIP if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be prorated based on the number of days in the performance period the executive worked through their date of termination.

As noted earlier, in 2010 the Compensation Committee approved a new two-year Cash LTIP performance period ending on January 31, 2012.

Cash-Based Long-Term Incentive Plan (2010 – 2011 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$0	$1,100,000	$1,100,000	$0	$1,100,000	$1,100,000	$0
Robert G. O’Brien	$0	$900,000	$900,000	$0	$900,000	$900,000	$0
Charles A. Ratner	$575,000	$0	$0	$0	$575,000	$575,000	$0
James A. Ratner	$515,000	$0	$0	$0	$515,000	$515,000	$0
Ronald A. Ratner	$0	$0	$0	$0	$515,000	$515,000	$0
Brian J. Ratner	$0	$0	$0	$0	$650,000	$650,000	$0

In the event of retirement, death or disability as of January 31, 2012, our Named Executive Officers would be able to earn a Cash LTIP award. In the event of death, the estate of the deceased would be eligible to receive such payment. Under the terms of the Plan, these termination reasons would normally result in a prorated award if the executive terminated prior to the completion of the cycle. However, since the above table assumes the executive terminated on the last day of the performance cycle, they would be eligible to receive a non-prorated award based on the overall performance relative to the goals established. For voluntary terminations or involuntary terminations with or without cause or due to change of control, the executive would not be eligible to receive a prorated award under the terms of the Plan if they terminated prior to the last day of the performance cycle. In terms of any of the termination reasons shown, the Compensation Committee retains discretion to reduce the amount of any award payment.

Under the terms of their employment agreements, David J. LaRue and Robert G. O’Brien would be able to receive an award under the Cash LTIP if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be prorated based on the number of days in the performance period the executive worked through their date of termination.

Equity Awards – Unvested Stock Options Granted 2008 to Present

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (2)	Involuntary with Cause	Death (3)	Disability (2)	Change of Control
David J. LaRue	$0, forfeited	$56,088	$56,088	$0, forfeited	$0, forfeited	$56,088	$0, forfeited
Robert G. O’Brien	$0, forfeited	$56,088	$56,088	$0, forfeited	$0, forfeited	$56,088	$0, forfeited
Charles A. Ratner	$96,819	$0, forfeited	$0, forfeited	$0, forfeited	$96,819	$0, forfeited	$0, forfeited
James A. Ratner	$87,135	$0, forfeited	$0, forfeited	$0, forfeited	$87,135	$0, forfeited	$0, forfeited
Ronald A. Ratner	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited
Brian J. Ratner	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited	$0, forfeited

(1)	All stock options accelerate vesting upon retirement as defined under the Stock Plan. An executive has remaining term of option life in which to exercise.
(2)	Per the terms of the Stock Plan and stock option agreements, all unvested options are forfeited. Notwithstanding the limitations in the Stock Plan and the stock option agreements, per the terms of the employment agreements for Messrs. LaRue and O’Brien, their unvested stock options would vest in the event of disability, involuntary termination without cause or voluntary termination by the executive for “good reason”, subject to an executed release of claims.
(3)	All stock options accelerate vesting upon death, provided the executive was at least age 65 at time of death. The executive’s estate would have one year from date of the executive’s death in which to exercise.

In terms of stock option awards, we determined the dollar value amounts shown above based on the intrinsic value of the unvested options using the closing price of our Class A Common Stock as of January 31, 2012. Upon retirement, eligible Named Executive Officers would vest in all stock options granted as part of the fiscal year 2008 through fiscal year 2011 grants. Named Executive Officers who terminated due to retirement would be able to exercise these options for the remaining period of their ten-year option life. In the event of their retirement as of this date, David J. LaRue, Robert G. O’Brien, Ronald A. Ratner and Brian J. Ratner would not have vested in these shares since none had reached retirement eligibility.

In the event of death, unvested stock options would only accelerate provided the executive was retirement eligible. As of January 31, 2012, Charles A. Ratner and James A. Ratner were retirement eligible and hence their unvested stock options would vest upon death. The estate of any deceased executive who is retirement eligible would have one year from the date of death in which to exercise any vested stock options. Unvested options held by David J. LaRue, Robert G. O’Brien, Ronald A. Ratner and Brian J. Ratner would not vest upon death, since each of these executives were not retirement eligible as of January 31, 2012.

Under the terms of the Stock Plan, the stock option agreements and the employment agreements entered into with our Named Executive Officers, no options would vest solely upon change of control.

The exercise prices of outstanding options granted in 2008, 2010 and 2011 were all greater than our share price as of January 31, 2012; hence the intrinsic value of these options was zero. We have shown above the intrinsic values of any options granted during 2009 which would have accelerated upon retirement or death or been vested due to employment agreements, as of January 31, 2012.

Equity Awards – Restricted Stock

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (3)	Involuntary with Cause (4)	Death (3)	Disability (3)	Change of Control (3)
David J. LaRue	$0, forfeited	$2,221,872	$2,221,872	$0, forfeited	$2,221,872	$2,221,872	$2,221,872
Robert G. O’Brien	$0, forfeited	$2,233,505	$2,233,505	$0, forfeited	$2,233,505	$2,233,505	$2,233,505
Charles A. Ratner	$140,189	$0, forfeited	$140,189	$0, forfeited	$140,189	$140,189	$140,189
James A. Ratner	$126,179	$0, forfeited	$126,179	$0, forfeited	$126,179	$126,179	$126,179
Ronald A. Ratner	$0, forfeited	$0, forfeited	$126,179	$0, forfeited	$126,179	$126,179	$126,179
Brian J. Ratner	$0, forfeited	$0, forfeited	$258,096	$0, forfeited	$258,096	$258,096	$258,096

(1)	All previously unvested restricted shares would vest provided the executive was of retirement age as defined under the Stock Plan, subject to Compensation Committee approval.
(2)	Per the terms of the Stock Plan and restricted stock agreements, all unvested restricted shares are forfeited. Notwithstanding the limitations in the Stock Plan and in the restricted stock agreements, per the terms of the employment agreements for David J. LaRue and Robert G. O’Brien, their unvested restricted shares would vest in the event of termination by the executive for “good reason”, subject to an executed release of claims.
(3)	Per terms of restricted stock agreements, all previously unvested restricted shares would vest.
(4)	Per the terms of the restricted stock agreements, all unvested restricted shares are forfeited.

All of our Named Executive Officers had unvested restricted stock as of January 31, 2012. The intrinsic value of unvested restricted stock that would vest in the event of retirement, involuntary termination without cause, death, disability or change of control is shown in the previous table. In the event of their retirement as of January 31, 2012, the shares of restricted stock of each of David J. LaRue, Robert G. O’Brien, Ronald A. Ratner and Brian J. Ratner would not have vested and would therefore be forfeited since none of these individuals had attained retirement eligibility.

Under the terms of the restricted stock agreements, all shares would vest in the event of a change of control as defined in those agreements.

Equity Awards – Performance Shares

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$0	$0	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0	$0	$0
Charles A. Ratner	$0	$0	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0	$0	$0
Brian J. Ratner	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible	Not eligible

For performance share grants made in 2008 for the performance period ending January 31, 2012, in the event of retirement, death or disability as of January 31, 2012, our eligible Named Executive Officers would be able to earn an award of performance shares. Under the terms of the performance share agreements for this cycle, these termination reasons would result in a prorated award if the executive terminated prior to the completion of the cycle. In these instances, payments would be made following the completion of the cycle. However, since the above table assumes the executive terminated on the last day of the performance cycle, they would be eligible to receive a non-prorated award based on the overall performance relative to the goals established. For voluntary terminations or involuntary terminations with or without cause, the executive would not be eligible to receive a prorated award under the Plan if they terminated prior to the last day of the performance cycle. Under the Stock Plan and the performance share agreements, no shares would vest in the event of a change of control.

The actual amount of the award would be determined using the performance achieved relative to goals established by the Compensation Committee. The measures and targets used to determine any awards earned are the same as those used under the 2008 – 2011 Cash LTIP. Since a threshold level of performance was not achieved, no performance shares were earned by any eligible Named Executive Officer.

Under the terms of their employment agreements, David J. LaRue and Robert G. O’Brien would be able to receive a an award of performance shares if they terminated due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. The number of performance shares vested would be based on actual performance for the full cycle and would be prorated based on the number of days in the performance period the executive worked through their date of termination.

Elective Deferred Compensation

Name	Termination Event
	Retirement	Voluntary	Involuntary without Cause	Involuntary with Cause	Death (1)	Disability	Change of Control
David J. LaRue	$523,347	$523,347	$523,347	$523,347	$523,347	$523,347	$523,347
Robert G. O’Brien	$462,070	$462,070	$462,070	$462,070	$462,070	$462,070	$462,070
Charles A. Ratner	$180,658	$180,658	$180,658	$180,658	$180,658	$180,658	$180,658
James A. Ratner	$301,620	$301,620	$301,620	$301,620	$301,620	$301,620	$301,620
Ronald A. Ratner	$1,053,279	$1,053,279	$1,053,279	$1,053,279	$1,053,279	$1,053,279	$1,053,279
Brian J. Ratner	$51,751	$51,751	$51,751	$51,751	$51,751	$51,751	$51,751

(1)	Paid to estate.

In the event of retirement, voluntary termination, involuntary termination with or without cause, death, disability or change of control, each of the participating Named Executive Officers, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances, which include their elective deferrals plus any aggregate earnings, as indicated in the table above. In all circumstances, payments of elective deferrals will be paid in accordance with each Named Executive Officer’s election.

Nonqualified Supplemental Retirement Plan

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (2)	Death (3)	Disability (1)	Change of Control
David J. LaRue	$ 146,580	$ 146,580	$ 146,580	At discretion of Committee	$ 146,580	$ 146,580	$0
Robert G. O’Brien	$ 146,580	$ 146,580	$ 146,580	At discretion of Committee	$ 146,580	$ 146,580	$0
Charles A. Ratner	$ 564,817	$ 564,817	$ 564,817	At discretion of Committee	$ 564,817	$ 564,817	$0
James A. Ratner	$ 442,565	$ 442,565	$ 442,565	At discretion of Committee	$ 442,565	$ 442,565	$0
Ronald A. Ratner	$ 441,351	$ 441,351	$ 441,351	At discretion of Committee	$ 441,351	$ 441,351	$0
Brian J. Ratner	$ 159,733	$ 159,733	$ 159,733	At discretion of Committee	$ 159,733	$ 159,733	$0

(1)	Paid if vested.
(2)	Paid at the discretion of the Compensation Committee.
(3)	Paid to estate if vested.

Nonqualified Supplemental Retirement Plan benefit payments would typically be made over a ten-year period. In the event of death, payment would be made in the form of a lump-sum. In case of an involuntary termination with cause, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Compensation Committee. All Named Executive Officers had vested in this benefit as of January 31, 2012 and would be eligible to receive the payments shown. However, David J. LaRue, Robert G. O’Brien and Brian J. Ratner are under age 60 and do not qualify for commencement of any payments under this plan at this time.

Death Benefits

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (1)	Death (2)	Disability (1)	Change of Control (3)
David J. LaRue	$0	$0	$0	$0	$3,000,000	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$2,750,000	$0	$0
Charles A. Ratner	$0	$0	$0	$0	$2,500,000	$0	$0
James A. Ratner	$0	$0	$0	$0	$2,250,000	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$2,250,000	$0	$0
Brian J. Ratner	$0	$0	$0	$0	$0	$0	$0

(1)	Ceases eligibility.
(2)	Equivalent to five year salary continuation paid to estate in the event of death while actively employed by the Company.
(3)	No payment.

In the event of death while employed by the Company, the estate of certain Named Executive Officers would be able to receive a death benefit equal to five years’ worth of salary continuation as shown in the above table. Brian J. Ratner does not have a death benefit agreement with us.

Other Benefits and Perquisites

The Company maintains a severance plan for our associates with benefits calculated based on years of service. The amounts shown in the table below for Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Brian J. Ratner were calculated based on each Named Executive Officer’s tenure with our Company as of January 31, 2012. Under the severance plan for our associates, severance would only be paid for involuntary termination without cause.

In lieu of the severance benefits provided under the severance plan for our associates, per the terms of their employment agreements, David J. LaRue and Robert G. O’Brien shall be entitled to severance in the event of termination due to disability, involuntary termination without cause, or voluntary termination by the executive for “good reason.” Under these termination scenarios and subject to the execution of a release of claims, Messrs. LaRue and O’Brien would be eligible to receive the amounts shown in the table below. The employment agreements do not provide for tax gross-ups associated with severance payments.

The severance amounts shown in the table below reflect the severance amounts the Named Executive Officer would be entitled to in the event of a termination on January 31, 2012.

Severance

Name	Termination Event
	Retirement	Voluntary for Good Reason (1)	Involuntary without Cause (1)(2)	Involuntary with Cause	Death	Disability (1)	Change of Control
David J. LaRue	$0	$2,367,349	$2,367,349	$0	$0	$2,367,349	$0
Robert G. O’Brien	$0	$2,247,529	$2,247,529	$0	$0	$2,247,529	$0
Charles A. Ratner	$0	$0	$1,000,000	$0	$0	$0	$0
James A. Ratner	$0	$0	$900,000	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$900,000	$0	$0	$0	$0
Brian J. Ratner	$0	$0	$572,769	$0	$0	$0	$0

(1)	Per their employment agreements, the severance amounts shown for David J. LaRue and Robert G. O’Brien include the following:

Employment Agreement Provision	David J. LaRue	Robert G. O’Brien
Two Times Base Salary	$1,200,000	$1,100,000
Two times Average of Prior three years’ STIP	$1,070,000	$1,050,000
Two times an amount equal to 12 monthly medical and dental COBRA premiums and long-term care premiums based on the level of coverage in effect for him immediately prior to the date of termination.	$97,349	$97,529

The severance amounts shown for Messrs. LaRue and O’Brien do not include the value of accelerated restricted stock or stock options as of January 31, 2012 on the basis of terminations resulting from disability, involuntarily without cause or voluntarily by the executive for “good reason”. We instead included these amounts in the “Equity Awards – Unvested Stock Options Granted 2008 to Present” and “Equity Awards – Restricted Stock” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement. Similarly, the value of any STIP or Cash LTIP amounts payable to Messers. LaRue and O’Brien resulting from their employment agreements is shown in the “Short-Term Incentive Plan” and the “Cash-Based Long-Term Incentive Plan (2010 – 2011 Performance Cycle)” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement.

(2)	Per the terms of the severance plan for our associates, the severance amounts shown for Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Brian J. Ratner are calculated on the basis of years of service with the Company.

Payment of premiums associated with executive medical and long-term care insurance would cease upon termination, retirement or death for Charles A. Ratner, James A. Ratner, Ronald A. Ratner and Brian J. Ratner. However, the executive and/or his surviving dependents could elect to continue coverage under each of these plans at their own expense. Continuation of medical, dental and vision coverage under COBRA would be available for a period of up to 18 months for all eligible associates including our Named Executive Officers.

Summary of All Potential Payments Upon Termination

The following table summarizes all payments to Named Executive Officers that we would have made for various termination events as of January 31, 2012. As noted previously, certain of these payments would have been earned by our executives as part of the completion of the performance period. These amounts are included in the totals below.

Name	Termination Event
	Retirement	Voluntary including for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$669,927	$7,250,236	$7,250,236	$523,347	$7,826,799	$7,250,236	$2,745,219
Robert G. O’Brien	$608,650	$6,810,772	$6,810,772	$462,070	$7,257,155	$6,810,772	$2,695,575
Charles A. Ratner	$2,252,483	$745,475	$1,885,664	$180,658	$4,752,483	$2,155,664	$320,847
James A. Ratner	$2,097,499	$744,185	$1,770,364	$301,620	$4,347,499	$2,010,364	$427,799
Ronald A. Ratner	$1,494,630	$1,494,630	$2,520,809	$1,053,279	$5,010,809	$2,760,809	$1,179,458
Brian J. Ratner	$211,484	$211,484	$1,042,349	$51,751	$1,679,580	$1,679,580	$309,847

Executive Compensation Tables

The following tables present compensation information for our Principal Executive Officers (PEO), Principal Financial Officer (PFO) and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(3)		Option Awards ($) (4)		Non-Equity Incentive Plan Compensation ($)(5)				Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)		Total ($)
										Annual		Long-Term
David J. LaRue	2011		$561,683		$-		$1,239,992		$719,999		$835,000		$1,100,000		$6,851		$66,916		$4,530,441
President and Chief Executive Officer (PEO)(1)(2)	2010		$500,000		$150,000		$869,993		$359,997		$430,000		$-		$6,363		$58,946		$2,375,299
Robert G. O'Brien Executive Vice President and Chief Financial Officer (PFO)	2011 2010 2009	$ $ $	550,000 500,000 475,000	$ $ $	- 325,000 114,000	$ $ $	1,164,984 969,989 348,317	$ $ $	494,994 359,997 63,970	$ $ $	765,000 430,000 380,000	$ $ $	900,000 - -	$ $ $	6,215 5,776 7,571	$ $ $	62,615 59,463 57,597	$ $ $	3,943,808 2,650,225 1,446,455
Charles A. Ratner Chairman of the Board and former President and Chief Executive Officer (PEO)(2)	2011 2010 2009	$ $ $	500,000 500,000 500,000	$ $ $	- 162,500 -	$ $	99,994 79,990	$ $ $	299,999 402,495 110,431	$ $ $	695,000 410,000 400,000	$ $ $	575,000 - -	$ $ $	7,340 6,949 9,396	$ $ $	74,752 71,202 68,645	$ $ $	2,252,085 1,633,136 1,088,472
James A. Ratner Executive Vice President	2011 2010 2009	$ $ $	450,000 450,000 450,000	$ $ $	- 150,000 -	$ $	90,000 71,998	$ $ $	269,990 365,991 99,383	$ $ $	625,000 415,000 360,000	$ $ $	515,000 - -	$ $ $	7,412 6,977 9,341	$ $ $	72,324 67,340 65,048	$ $ $	2,029,726 1,527,306 983,772
Ronald A. Ratner Executive Vice President	2011 2010 2009	$ $ $	450,000 450,000 450,000	$ $ $	- 150,000 -	$ $	90,000 71,998	$ $ $	269,990 365,991 99,383	$ $ $	625,000 415,000 360,000	$ $ $	515,000 - -	$ $ $	15,204 14,157 18,620	$ $ $	65,043 62,043 59,880	$ $ $	2,030,237 1,529,189 987,883
Brian J. Ratner Executive Vice President (1)	2011 2010 2009	$ $ $	394,746 329,402 321,368	$ $ $	- - -	$ $ $	101,270 79,053 79,474	$ $ $	101,273 79,052 21,639	$ $ $	560,000 304,031 289,887	$ $ $	650,000 - -	$ $ $	2,082 1,971 2,174	$ $ $	85,753 57,874 60,693	$ $ $	1,895,124 851,383 775,235

(1)	David J. LaRue was not a Named Executive Officer in 2009. Brian J. Ratner was not a Named Executive Officer in 2010.

(2)	David J. LaRue succeeded Charles A. Ratner as President and Chief Executive Officer on June 10, 2011.

(3)	Represents the aggregate grant-date fair value of restricted stock awards computed in accordance with accounting guidance for share-based payments. The fair value of restricted stock awards is equal to the closing price of the Class A Common Stock on the date of grant.

(4)	Represents the aggregate grant-date fair value of stock options computed in accordance with accounting guidance for share-based payments. The fair value of stock options is estimated using the Black-Scholes option pricing model. The assumptions used in the fair value calculations are described in Note Q, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2012, which are included in our Annual Report on Form 10-K filed with the SEC on April 2, 2012.

(5)	Represents the cash awards earned during the year shown under our STIP and LTIP by the Named Executive Officer. The awards are paid in the following year. The STIP and LTIP programs are discussed in greater detail in the CD&A section of this proxy statement.

(6)	Represents the amount of above-market earnings on the Named Executive Officer’s nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table included in this section of the proxy statement. The earnings credited to each Named Executive Officer’s nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Executive Compensation Tables (continued)

(7)	The detail of All Other Compensation is shown in the following table:

All Other Compensation	David J. LaRue ($)	Robert G. O’Brien ($)	Charles A. Ratner ($)	James A. Ratner ($)	Ronald A. Ratner ($)	Brian J. Ratner ($)

Matching contribution to 401(k) plan	$3,500	$3,500	$3,500	$3,500	$3,500	$3,500

Imputed income of group term life insurance	$1,242	$1,242	$6,727	$4,953	$3,564	$1,239

Personal use of company-provided automobile/ auto allowance	$12,960	$12,960	$18,050	$15,483	$12,960	$12,960

Executive medical insurance premiums	$41,198	$41,198	$41,198	$41,198	$41,198	$41,198

Long-term care insurance premiums	$2,783	$2,873	$4,777	$4,622	$3,821	$1,506

Club dues	$850	$-	$500	$475	$-	$-

Parking allowance	$2,290	$842	$-	$-	$-	$-

Personal use of airplane service (8)	$2,093	$-	$-	$2,093	$-	$-

Relocation	$-	$-	$-	$-	$-	$25,350

Total	$66,916	$62,615	$74,752	$72,324	$65,043	$85,753

(8)	David J. LaRue and James A. Ratner used our private airplane service to attend the funeral of a relative of one of our other executive officers. The amounts reported represent the incremental cost to the Company allocated equally to Mr. LaRue and Mr. Ratner and one other executive officer.

We entered into employment agreements with Charles A. Ratner, James A. Ratner and Ronald A. Ratner effective February 28, 2005, providing for annual salaries of $500,000, $450,000 and $450,000, respectively. These agreements are automatically renewable for one-year terms unless otherwise terminated. These employment agreements provide that upon the death of such officer, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death.

We entered into employment agreements with David J. LaRue and Robert G. O’Brien effective June 10, 2011. The agreements have an initial term of three years and then are automatically renewed for successive one-year periods. The agreements provide an annual base salary of at least $600,000 for David J. LaRue and $550,000 for Robert G. O’Brien. These agreements are discussed in greater detail in the CD&A section of this proxy statement. Both David J. LaRue and Robert G. O’Brien have separate death benefit agreements providing that upon their death while in the employ of the company, their beneficiary will receive an annual death benefit for five years equal to their annual salary.

Executive Compensation Tables (continued)

For a discussion of the terms of the awards in the following table, see the CD&A section of this proxy statement.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
David J. LaRue	4/13/2011	$-	$-	$-	69,977	-	$-	$1,239,992
	4/13/2011	$-	$-	$-	-	64,277	$17.72	$719,999
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-
Robert G. O’Brien	4/13/2011	$-	$-	$-	65,744	-	$-	$1,164,984
	4/13/2011	$-	$-	$-	-	44,190	$17.72	$494,994
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-
Charles A. Ratner	4/13/2011	$-	$-	$-	5,643	-	$-	$99,994
	4/13/2011	$-	$-	$-	-	26,782	$17.72	$299,999
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-
James A. Ratner	4/13/2011	$-	$-	$-	5,079	-	$-	$90,000
	4/13/2011	$-	$-	$-	-	24,103	$17.72	$269,990
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-
Ronald A. Ratner	4/13/2011	$-	$-	$-	5,079	-	$-	$90,000
	4/13/2011	$-	$-	$-	-	24,103	$17.72	$269,990
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-
Brian J. Ratner	4/13/2011	$-	$-	$-	5,715	-	$-	$101,270
	4/13/2011	$-	$-	$-	-	9,041	$17.72	$101,273
	STIP	$-	$-	$1,200,000	-	-	$-	$-
	LTIP	$-	$-	$2,000,000	-	-	$-	$-

(1)	The STIP cash award for the year ended January 31, 2012 does not have a threshold or target. The maximum award that can be earned by the Named Executive Officer under the STIP is 1% of the excess of EBDT over $220 million, but not to exceed $1.2 million.

The LTIP cash award is for the performance period from February 1, 2010 through January 31, 2012. There is no threshold or target. The maximum award that can be earned by the Named Executive Officer is 1% of the excess of cumulative EBDT for the performance period over $400 million, but not to exceed $2 million.

(2)	The exercise price of the stock options granted on April 13, 2011 was equal to the closing price of the underlying Class A Common Stock on the date of grant.
(3)	The grant-date fair value of the options ($11.2015 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Note Q, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2012, which are included in our Annual Report on Form 10-K filed with the SEC on April 2, 2012. The grant-date fair value of restricted stock awards was $17.72 per share, which equaled the closing price of the Class A Common Stock on the date of grant.

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

		Option Awards (1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable as of January 31, 2012 (#)	Number of Securities Underlying Unexercised Options Unexercisable as of January 31, 2012 (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
David J. LaRue	3/17/2003	31,900	-	$15.50	3/17/2013	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-
	3/29/2007	25,200	-	$65.35	3/29/2017	-	-
	6/18/2008	14,029	14,030	$36.38	6/18/2018	-	-
	4/21/2009	3,507	10,523	$7.80	4/21/2019	-	-
	4/14/2010	-	36,035	$15.89	4/14/2020	-	-
	4/13/2011	-	64,277	$17.72	4/13/2021	-	-
	6/18/2008	-	-	-	-	10,239	$134,438
	4/21/2009	-	-	-	-	34,254	$449,755
	4/14/2010	-	-	-	-	54,751	$718,881
	4/13/2011	-	-	-	-	69,977	$918,798
Robert G. O’Brien	3/17/2003	43,200	-	$15.50	3/17/2013	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-
	3/29/2007	25,200	-	$65.35	3/29/2017	-	-
	6/18/2008	14,029	14,030	$36.38	6/18/2018	-	-
	4/21/2009	3,507	10,523	$7.80	4/21/2019	-	-
	4/14/2010	-	36,035	$15.89	4/14/2020	-	-
	4/13/2011	-	44,190	$17.72	4/13/2021	-	-
	6/18/2008	-	-	-	-	9,827	$129,029
	4/21/2009	-	-	-	-	33,492	$439,750
	4/14/2010	-	-	-	-	61,044	$801,508
	4/13/2011	-	-	-	-	65,744	$863,219
Charles A. Ratner	3/17/2003	43,200	-	$15.50	3/17/2013	-	-
	4/6/2005	40,000	-	$31.75	4/6/2015	-	-
	4/4/2006	40,000	-	$46.37	4/4/2016	-	-
	3/29/2007	40,000	-	$65.35	3/29/2017	-	-
	6/18/2008	9,845	9,846	$36.38	6/18/2018	-	-
	4/21/2009	6,055	18,165	$7.80	4/21/2019	-	-
	4/14/2010	-	40,289	$15.89	4/14/2020	-	-
	4/13/2011	-	26,782	$17.72	4/13/2021	-	-
	4/14/2010	-	-	-	-	5,034	$66,096
	4/13/2011	-	-	-	-	5,643	$74,093
James A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-
	3/29/2007	25,200	-	$65.35	3/29/2017	-	-
	6/18/2008	8,860	8,861	$36.38	6/18/2018	-	-
	4/21/2009	5,449	16,348	$7.80	4/21/2019	-	-
	4/14/2010	-	36,635	$15.89	4/14/2020	-	-
	4/13/2011	-	24,103	$17.72	4/13/2021	-	-
	4/14/2010	-	-	-	-	4,531	$59,492
	4/13/2011	-	-	-	-	5,079	$66,687
Ronald A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-
	4/6/2005	25,200	-	$31.75	4/6/2015	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-
	3/29/2007	25,200	-	$65.35	3/29/2017	-	-
	6/18/2008	8,860	8,861	$36.38	6/18/2018	-	-
	4/21/2009	5,449	16,348	$7.80	4/21/2019	-	-
	4/14/2010	-	36,635	$15.89	4/14/2020	-	-
	4/13/2011	-	24,103	$17.72	4/13/2021	-	-
	4/14/2010	-	-	-	-	4,531	$59,492
	4/13/2011	-	-	-	-	5,079	$66,687
Brian J. Ratner	3/17/2003	16,200	-	$15.50	3/17/2013	-	-
	4/6/2005	15,000	-	$31.75	4/6/2015	-	-
	4/4/2006	15,000	-	$46.37	4/4/2016	-	-
	3/29/2007	15,000	-	$65.35	3/29/2017	-	-
	6/18/2008	4,746	4,746	$36.38	6/18/2018	-	-
	4/21/2009	1,186	3,560	$7.80	4/21/2019	-	-
	4/14/2010	-	7,913	$15.89	4/14/2020	-	-
	4/13/2011	-	9,041	$17.72	4/13/2021	-	-
	6/18/2008	-	-	-	-	1,325	$17,397
	4/21/2009	-	-	-	-	7,642	$100,339
	4/14/2010	-	-	-	-	4,975	$65,322
	4/13/2011	-	-	-	-	5,715	$75,038

(1)	All the option awards vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.
(2)	Represents restricted stock awards that vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.
(3)	The market value of shares is based on the closing price of our Class A Common Stock of $13.13 on January 31, 2012.

Executive Compensation Tables (continued)

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
David J. LaRue	-	$-	26,537	$497,737
Robert G. O’Brien	-	$-	26,077	$489,237
Charles A. Ratner	-	$-	-	$-
James A. Ratner	-	$-	-	$-
Ronald A. Ratner	-	$-	-	$-
Brian J. Ratner	-	$-	3,210	$60,046

(1)	The value realized on vesting represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
David J. LaRue	$-	$-	$34,479	$-	$669,927
Robert G. O’Brien	$-	$-	$31,328	$-	$608,650
Charles A. Ratner	$-	$-	$38,432	$-	$745,475
James A. Ratner	$-	$-	$38,345	$-	$744,185
Ronald A. Ratner	$-	$-	$76,942	$-	$1,494,630
Brian J. Ratner	$-	$-	$10,903	$-	$211,484

(1)	The Named Executive Officers may defer a portion of their annual salary, bonus or short-term incentive compensation, up to a maximum of $100,000 per year, under our elective deferred compensation plan for executives. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody’s Rates”). The rate is updated every calendar quarter using the first published Moody’s rates of the new quarter. Interest rates ranged from 4.50% to 5.81% during the last fiscal year. Interest is credited to the executives’ accounts biweekly and compounded quarterly. The cumulative deferrals and earnings thereon will be paid to the Named Executive Officers in accordance with the elections they made defining the time of payment and form of payment.
(2)	The Named Executive Officers participate in the Unfunded Nonqualified Supplemental Retirement Plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive’s account plus interest on the account balance. The Company suspended the discretionary contributions in 2008, and there have been no contributions since. Interest is credited as of February 1 of each year. The interest is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly Moody’s Rates used in our elective deferred compensation plan for executives (see note 1). The interest rate used for the last fiscal year was 5.44%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the Named Executive Officers are participants and are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.
(3)	The amount of earnings reported in this column that are deemed to be above-market earnings are reported in the Summary Compensation Table, and are as follows: David J. LaRue—$6,851; Robert G. O’Brien—$6,215; Charles A. Ratner—$7,340; James A. Ratner—$7,412; Ronald A. Ratner—$15,204; and Brian J. Ratner—$2,082.
(4)	Prior years’ accumulation of executive contributions and our contributions included in this column have been reported in prior years’ Summary Compensation Tables to the extent these Named Executive Officers were required to be disclosed. Accumulated earnings from prior years included in this column have not been reported in prior years’ Summary Compensation Tables, except for above-market earnings.

Equity Compensation Plan Information

The information presented in the following table is as of January 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plan approved by security holders (1)	4,422,243	$34.53	4,289,404
Equity compensation plan not approved by security holders (2)	12,382	-	-
Total	4,434,625		4,289,404

(1)	Our Stock Plan was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 16, 2010. The Compensation Committee of the Board of Directors administers the plan. Under the plan, we may award Class A stock options, restricted shares/units and performance shares to our employees and nonemployee directors. The maximum number of shares that may be awarded under the plan is 16,750,000. The maximum award to an individual during any calendar year is 400,000 stock options, 225,000 restricted shares/units and 100,000 performance shares. Anti-dilution provisions in the plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. The Compensation Committee determines vesting schedules for each award.
(2)	This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under their deferred compensation plan. Their plan is described in the “Director Compensation” section of this proxy statement.

Proposal 2 – Approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers

As required by Section 14A of the Securities and Exchange Act of 1934 and the Dodd-Frank Act we are providing our shareholders with an opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion & Analysis” (“CD&A”), we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals that lead to long-term value creation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Please read the CD&A in this proxy statement for additional and more detailed descriptions of our executive compensation programs.

In support of these goals, during the past fiscal year, we made the following key decisions highlighted below.

•

David J. LaRue succeeded Charles A. Ratner as President and CEO and became the first non-founding family member in that position. The Compensation Committee of the Board relied on proxy pay data as well as survey information and compensation advisor guidance to determine the 2011 total direct compensation opportunity for Mr. LaRue. Over half of Mr. LaRue’s annualized target total direct compensation opportunity will be tied to equity and long-term cash incentives, with base salary consisting of less than 25% of the total. The Committee approved these changes with the belief that Mr. LaRue’s compensation opportunity should be closely aligned with our strategic goal of creating long-term value for our shareholders.

•

We entered into employment agreements with David J. LaRue and Robert G. O’Brien effective June 10, 2011. The agreements continue for a three-year period and will automatically renew for successive one-year periods following the third anniversary of the effective date. The agreements provide for certain earned compensation to be paid to each covered executive. In the event of termination by the Company due to disability or for reasons other than for cause, or by the executive due to good reason, severance payments will be provided. In exchange for this, each executive is subject to two-year non-compete and non-solicitation provisions. The agreements do not contain change of control provisions, nor do they provide for excessive perquisites or tax gross ups.

The Committee approved these agreements recognizing this is the first time in our Company’s history that non-founding family members were in the top two positions of executive management and that it was appropriate to mitigate certain retention risk. We operate in a highly competitive industry and use of a two-year non-compete and non-solicitation provisions for our top two executives further protects the Company from future risk in the event one of our key executives voluntarily leaves.

•

We increased the ownership requirements under our Executive Stock Ownership Requirement Policy for David J. LaRue effective with his promotion to President and CEO of our Company. Mr. LaRue will be required to meet an ownership requirement of five times his base salary and has until July 1, 2015 to meet this requirement. All other Named Executive Officers subject to these ownership requirements had met them as of July 1, 2011.

•

During 2011, the Compensation Committee approved equity grants to our Named Executive Officers and other senior executives and managers who participate in our Long-Term Incentive Plan. These grants were made in connection with a value-based percentage of pay formula approach that had been developed by the Committee’s compensation advisor. The number of shares granted to Named Executive Officers and other senior executives and managers who participate in the LTIP in 2011 represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.75%. This run rate was within acceptable parameters for our industry as determined by benchmark data and shareholder advisory firms.

•

In early 2012, as well as the two prior years, our Audit and Compensation Committees collectively reviewed the results of a risk analysis and concluded our compensation programs and policies do not create inappropriate risks that are likely to have a material adverse effect on the Company. In arriving at this conclusion the committees considered a number of risk factors as well as mitigation strategies that have been implemented including compensation clawback provisions and the use of ownership requirements. The risk analysis is discussed in greater detail in the CD&A.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As announced in our Current Report on Form 8-K filed with the SEC on June 14, 2011 and consistent with the shareholders’ vote on the matter, the Board of Directors determined to hold an advisory vote to approve the compensation of our Named Executive Officers every year until the next vote on the frequency of such advisory vote, which is expected to occur at our 2017 annual meeting of shareholders.

The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required to approve this Proposal 2. Abstentions will effectively be counted as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. In addition, brokers may not exercise their discretion to vote uninstructed shares for this proposal. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must provide specific voting instructions if you wish to vote upon this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Certain Relationships and Related Transactions

We require each of our directors and executive officers to complete a questionnaire on an annual basis, which includes questions regarding related person transactions. In addition, we have a formal policy with respect to related person transactions that requires the Corporate Governance and Nominating Committee to review and approve any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors or nominees for director and their immediate family members, any shareholder owning in excess of 5% of our Common Stock or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving a related person transaction, the Corporate Governance and Nominating Committee considers, among other things, if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. All related person transactions are disclosed to the Corporate Governance and Nominating Committee.

The Compensation Committee, comprised solely of independent directors and which uses the advice of outside counsel and compensation consultants, annually reviews the salaries and incentives paid to the executive officers disclosed under the section entitled “Family Relationships” below.

The transactions with Bruce C. Ratner and his affiliates set forth below were contemplated as part of the restructuring of the ownership interests held by Bruce C. Ratner and the conditions under which such transactions would take place were provided for in a master contribution and sales agreement (the “Master Contribution and Sales Agreement”). Because of the importance and nature of the Master Contribution and Sales Agreement, the transaction was specifically reviewed and approved during the year ended January 31, 2007 by a special committee of the Board comprised solely of independent directors.

Transactions with RMS Investment Corp.: We paid approximately $230,000 as total compensation during the fiscal year ended January 31, 2012 to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner, the Chairman of our Board; the two children of James Ratner, our Executive Vice President and current Director; the two children of Ronald Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, president of Forest City Washington, Inc. and our Director; Brian J. Ratner, our Executive Vice President and Director; the four children of Ruth Miller, the deceased sister of Albert B. Ratner, a Co-Chairman Emeritus of our Board; and Samuel H. Miller, a Co-Chairman Emeritus of our Board, as trustee. Joan K. Shafran, a current Director of our Board, also has a small ownership interest in RMSIC. RMSIC manages and provides leasing services to Golden Gate, a 361,000 square-foot Cleveland-area specialty retail shopping center, 50% owned by us and 50% owned by RMSIC. The rate of compensation consists of a management fee of four percent of all tenant rentals, plus a lease fee of three to four percent of rental income of all new and renewed leases. Management believes these fees are comparable to that which other management companies would charge.

Employment Agreements: In addition to the employment agreements with certain Named Executive Officers as disclosed in the narrative section to the Summary Compensation Table elsewhere in this proxy statement, we entered into employment agreements with Albert B. Ratner and Samuel H. Miller, who served as our co-chairmen of the Board through June 10, 2011 and have served as Co-Chairmen Emeriti since that date, effective January 1, 1999, which provide for an annual salary of $475,000 and $425,000, respectively. Effective November 9, 2006, we entered into an employment agreement with Bruce C. Ratner, our Executive Vice President and Director, which provides for an annual salary of $450,000. The employment agreements are renewable annually. Although Albert B. Ratner and Samuel H. Miller do not participate in a formal bonus plan, an annual bonus may be awarded on a discretionary basis as reviewed by the Compensation Committee. Bruce C. Ratner is eligible to receive a bonus and equity-based awards commensurate with other senior management executives. During the fiscal year ended January 31, 2012, Messrs. A. Ratner and Miller each received a bonus of $200,000. During the fiscal year ended January 31, 2012, Bruce C. Ratner did not receive any cash bonuses or equity-based awards. Each of the foregoing individuals is also eligible for benefits and perquisites on the same basis as other senior management.

Family Relationships: Deborah Ratner Salzberg, daughter of Albert B. Ratner, who served as a Co-Chairman of our Board through June 10, 2011 and has served as a Co-Chairman Emeritus since that time, and sister of Brian J. Ratner, our Executive Vice President and Director, is a Director. Deborah Ratner Salzberg is employed as president of Forest City Washington, Inc., one of our subsidiaries. During the fiscal year ended January 31, 2012, Deborah Ratner Salzberg earned a salary of $341,500, annual incentive (STIP) of $336,800, and long-term incentive (LTIP) of $582,943. She is also eligible for equity awards on the same basis as other senior management.

James LaRue, brother of David J. LaRue, is employed as Asset Manager of Forest City Commercial Management, Inc., one of our subsidiaries. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, are employed, respectively, as division president of Forest City West Coast and as vice president–sustainability initiatives of Forest City Rental Properties Corporation, one of our subsidiaries. Richard Greenspan, the son-in-law of Charles A. Ratner, was employed as vice president of Forest City Ratner Companies, one of our subsidiaries through September 2011. None of these individuals are executive officers of the Company. The compensation, perquisites and benefits provided to these four individuals were substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the fiscal year ended January 31, 2012, the aggregate amount of compensation, perquisites and benefits paid by the Company to each of these four individuals exceeded $120,000.

Transactions With Bruce C. Ratner and His Affiliates: During the fiscal year ended January 31, 2007, we entered into the Master Contribution and Sales Agreement with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interest in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Mr. Ratner. Pursuant to the Master Contribution and Sales Agreement, Mr. Ratner, certain individuals and entities affiliated with him (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) contributed their interests in these operating properties and service companies to Forest City Master Associates III, LLC (“Master III”), a limited liability company that is owned jointly by the FCE Entities and the BCR Entities but is controlled by us.

In connection with the Master Contribution and Sales Agreement, the parties and their respective affiliates also entered into several additional related agreements, including a Registration Rights Agreement, a Tax Protection Agreement and the Master III Operating Agreement. Under the Master III Operating Agreement, we issued Mr. Ratner and the BCR Entities 3,894,232 Class A Common Units (“Units”) in Master III. In July 2008, certain of the BCR Entities exchanged 247,477 of the Units for cash and shares of our Class A Common Stock. During the year ended January 31, 2012, the BCR Entities received an annual preferred payment of $2,341,129 and no dividends on the remaining Units, of which amount, Mr. Ratner’s interest was $630,710.

Under the terms of the Tax Protection Agreement, during the year ended January 31, 2012 the BCR Entities received tax indemnification payments relating to the disposition of Woodbridge Crossing, a retail center in Woodbridge, New Jersey, totaling $1,074,000, of which amount Mr. Ratner’s interest was $161,104.

Under the terms of the Master Contribution and Sales Agreement we agreed with Mr. Ratner and the BCR Entities to a method for valuing and possibly restructuring seven properties that were under development. Each of the development projects shall remain owned jointly until the individual development project has been completed and achieves “stabilization.” When a development project achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project’s value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional units, sold to Master III for cash, sold to the third party or remain jointly owned by us and Mr. Ratner.

During 2008, two of the development properties, New York Times, an office building located in Manhattan, New York, and Twelve Metro Tech Center, an office building located in Brooklyn, New York, achieved stabilization, and, in accordance with the terms of the Master Contribution and Sales Agreement, we elected to cause the respective FCE Entities to acquire the interest of the BCR Entities in those two properties for cash. Under the terms of the redemption agreements the applicable BCR Entities assigned their interests in the two projects to the respective FCE Entities and will receive approximately $121,000,000 over a 15-year period. One of the FCE Affiliates also agreed to indemnify one of the BCR Entities against taxes payable by it by reason of a subsequent sale or other disposition of one of the properties. The tax indemnity expires on December 31, 2014. During the year ended January 31, 2012, the Company paid a redemption distribution installment payment in connection with the New York Times building of $10,000,000, of which amount Mr. Ratner’s interest was $1,213,000.

The five remaining development properties continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities and have been or are being developed on the same terms and conditions provided for in their existing operating agreements. The operating agreements generally require the FCE Entities to provide all equity contributions for the properties on behalf of the FCE Entities and BCR Entities and entitle the FCE Entities to a preferred return on the outstanding balance of such advances made on behalf of the BCR entities prior to the BCR Entities sharing in cash distributions.

During 2011, two development properties, DKLB BKLN (formerly 80 DeKalb), an apartment building in Brooklyn, New York, and East River, a retail center in Manhattan, New York, reached stabilization and remain jointly owned by us and Mr. Ratner. No payments were made to the BCR Entities or Mr. Ratner in connection with these properties during the year ended January 31, 2012.

During 2011, one development property, 8 Spruce Street, an apartment building in New York, New York, was substantially completed, but did not reach “stabilization.” The operating agreement provides that the BCR Entities will receive a development fee equal to one and one-half percent (1.5%) of the adjusted development cost upon substantial completion of a project. During the year ended January 31, 2012, certain BCR Entities, of which Bruce C. Ratner is a 100% owner, received a partial development fee payment for the substantially completed project of $623,997.

Non-Compete Arrangement: Pursuant to his employment agreement entered into on November 9, 2006, Bruce C. Ratner agreed that during his employment with us, and for a two year period following thereafter, he will not engage in any activity that competes with our business. If we terminate Mr. Ratner’s employment without cause, the two year period will be reduced to one year. Mr. Ratner also agreed that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our subsidiaries unless such person has ceased to be employed by us or our affiliates for a period of at least one year. Mr. Ratner owns, and will continue to own, a certain property that was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Mr. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, any potential purchase of property to effect a tax-deferred transaction or any transaction approved by the Audit Committee, Mr. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.

Apartment Leases: Bruce C. Ratner has leased two apartments at 8 Spruce Street, one of the Company’s apartment buildings, at rates of $5,500 and $12,800 per month commencing on December 1, 2011 and March 15, 2012, respectively. Each lease agreement provides for a one-year term with an option to renew. In connection with the leases, Mr. Ratner received licenses to occupy the apartments for three-month periods preceding the commencement of the respective lease agreements. The aggregate amount of lease payments due by Mr. Ratner to the Company on or after the beginning of the Company’s 2011 fiscal year is $219,600. The lease rates and terms, including the three-month licenses to occupy, are consistent with the lease rates, terms and promotions available to the general public in effect at the time the leases were entered.

Section 16(a) Beneficial Ownership Reporting/Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and owners of more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended January 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except for one report on Form 4 by Louis Stokes, our Director, one report on Form 3 by Charles D. Obert, our Senior Vice President, Chief Accounting Officer and Corporate Controller, and one report on Form 5 by Robert G. O’Brien, our Executive Vice President and Chief Financial Officer. Mr. Stokes’ untimely Form 4 was due to a delayed report from a third-party broker with respect to the sale of Class A Common Stock held in his personal account. Mr. Obert’s untimely Form 3 was due to an administrative error following his first-time designation as a Section 16 reporting person. Mr. O’Brien timely filed a Form 5 with the SEC that errantly omitted information regarding a gift of Class A Common Stock. Mr. O’Brien discovered the error after the Form 5 filing deadline passed and immediately filed an Amendment to Form 5, which constituted the filing of a late report.

Proposal 3—Ratification of Independent Registered Public Accounting Firm

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should have the opportunity to express their views. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has indicated that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2013. We have been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal. If such shares are voted for approval, the vote will be sufficient to approve the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.

The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City’s independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers, LLP is compliant with maintaining their independence.

The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, “Communication with Audit Committees”), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City’s audited financial statements as of and for the year ended January 31, 2012, management’s report on the design and effectiveness of our internal controls over financial reporting as of January 31, 2012, and the independent registered public accounting firms audit of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on the design and effectiveness of internal controls over financial reporting be included in Forest City’s Annual Report on Form 10-K for the year ended January 31, 2012, as filed with the SEC.

Michael P. Esposito, Jr. (Chairman)	Arthur F. Anton	Stan Ross

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm Fees and Services

The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.

The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the years ended January 31, 2012 and 2011, are as follows:

	$00000000000	$00000000000
	Year Ended January 31,

	2012	2011

Audit fees	$2,719,844	$3,086,700
Audit-related fees	1,655,156	1,713,222
Tax fees	397,793	227,370
All other fees	28,681	78,972

Total	$4,801,474	$5,106,264

Audit fees: Professional services relating to audits of our annual consolidated financial statements and internal controls over financial reporting, reviews of our quarterly SEC filings, issuance of comfort letters, consents and income tax provision procedures.

Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under loan or partnership agreements. There were no fees for services relating to financial information design and implementation.

Tax fees: Professional services relating primarily to tax compliance and consulting fees.

All other fees: Other fees include professional services related to the development and implementation of an enterprise risk management program during the year ended January 31, 2012 and annual subscriptions to research tools.

Shareholder Proposals for 2013 Annual Meeting

Any shareholder proposals intended to be presented at our 2013 annual meeting of shareholders must be received by us at the address below on or before December 31, 2012 for inclusion in our proxy statement and form of proxy relating to the 2013 annual meeting of shareholders.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2013 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 16, 2013, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2013 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after March 15, 2013.

Shareholder proposals should be submitted to:

Geralyn M. Presti

Senior Vice President, General Counsel and Corporate Secretary

Forest City Enterprises, Inc.

Terminal Tower

50 Public Square, Suite 1360

Cleveland, Ohio 44113

Other Business

We do not anticipate that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 14, 2012, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geralyn M. Presti
Geralyn M. Presti, Secretary

Cleveland, Ohio
April 30, 2012

FOREST CITY ENTERPRISES, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113 ATTN: LINDA KANE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 12, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 12, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M44221-P22516	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS A				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE FOLLOWING:
1.	The election of four (4) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified. Nominees:			☐	☐	☐
01) Arthur F. Anton
02) Scott S. Cowen
03) Michael P. Esposito, Jr.
04) Stan Ross

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:								For	Against	Abstain

2. The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.								☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

3. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2013.								☐	☐	☐

NOTE: In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

A

M44222-P22516

Forest City Enterprises, Inc. Class A

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2012

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 13, 2012, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOREST CITY ENTERPRISES, INC. 1100 TERMINAL TOWER 50 PUBLIC SQUARE CLEVELAND, OH 44113 ATTN: LINDA KANE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 12, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, June 12, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M44223-P22516	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS B			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE FOLLOWING:
1.	The election of eight (8) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified. Nominees:		☐	☐	☐
	01) Deborah L. Harmon	05) Charles A. Ratner
	02) David J. LaRue	06) Deborah Ratner Salzberg
	03) Brian J. Ratner	07) Ronald A. Ratner
	04) Bruce C. Ratner	08) Louis Stokes

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:							For	Against	Abstain

2. The approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers.							☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

3. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2013.							☐	☐	☐

NOTE: In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

B

M44224-P22516

Forest City Enterprises, Inc. Class B

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2012

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 13, 2012, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE